Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160235

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 25, 2009)

$50,000,000

5.50% CONVERTIBLE SENIOR NOTES DUE 2014

Interest payable on April 1 and October 1

We are offering $50,000,000 principal amount of our 5.50% Convertible Senior Notes due 2014 (the “notes”). The notes will bear interest at a rate of 5.50% per year from September 16, 2009 payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010. The notes will mature on October 1, 2014, unless earlier converted or purchased.

Holders may convert their notes into shares of our common stock at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate will initially be 196.7052 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.08 per share of common stock). The conversion rate will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, following a make-whole fundamental change, as described in this prospectus supplement, we will, in some cases, increase the conversion rate for holders who elect to convert notes in connection with such make-whole fundamental change.

We may not redeem the notes prior to their stated maturity date.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. As of August 2, 2009, we had approximately $186.7 million of secured indebtedness outstanding, which is effectively senior to the notes, and $0.6 million of unsecured and unsubordinated indebtedness outstanding equal in right of payment to the notes, excluding external trade payables and inter-company debt. The notes will be structurally subordinated to indebtedness of our subsidiaries, including trade payables. As of August 2, 2009, our subsidiaries had $102.9 million in liabilities outstanding, which includes $45.9 million of inter-company debt, and have guaranteed approximately $163.6 million of our indebtedness under our revolving credit facility, term loan agreement and equipment capital lease agreement. For a more detailed description of the notes, see “Description of Notes” beginning on page S-28.

Concurrently with this offering, we are also conducting an offering of 9,638,554 shares of our common stock, 11,084,337 shares if the underwriters exercise their option to purchase additional shares in full. The shares of common stock are being offered by a separate prospectus supplement. Neither this offering nor the common stock offering is conditional upon the successful completion of the other offering.

Intel Capital Corporation has indicated to us that they currently intend to purchase from the underwriters up to $5 million aggregate principal amount of the notes offered hereby at the initial price to the public. Intel Capital Corporation is under no obligation to purchase any of the notes offered in this offering and their interest in purchasing the notes is not a commitment to do so.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

PRICE: 100%, PLUS ACCRUED INTEREST, IF ANY

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per note	100%	3.875%	96.125%
Total	$50,000,000	$1,937,500	$48,062,500

The notes will not be listed on any securities exchange or inter-dealer quotation system. Currently there is no public market for the notes. Our common stock is listed on The Nasdaq Global Select Market under the symbol “PLAB.” The closing sale price of our common stock on The Nasdaq Global Select Market on September 10, 2009 was $4.17 per share.

We have granted the underwriters the right to purchase up to an additional $7,500,000 principal amount of notes within the 30-day period from the date of this prospectus supplement, solely to cover overallotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form through the facilities of The Depository Trust Company on or about September 16 , 2009.

MORGAN STANLEY

Needham & Company, LLC	D.A. Davidson & Co.	Stifel Nicolaus

September 10, 2009

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any incorporated documents is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the underwriters are making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Photronics,” “our company,” “we,” “us,” and “our” refer to Photronics, Inc. and its consolidated subsidiaries, unless otherwise noted.

S-i

SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the information in the documents incorporated by reference, including the consolidated financial statements and related notes, before making an investment decision. The information in this prospectus supplement, unless otherwise indicated, assumes no exercise by the underwriters of their overallotment option.

Photronics

Overview

We are one of the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays, or FPDs, and are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, or ICs, and a variety of FPDs and, to a lesser extent, other types of electrical and optical components. Integrated circuits are manufactured in layers, each having a distinct pattern which is etched onto a different photomask. The resulting series of photomasks is then used to image the circuit patterns onto each successive layer of a semiconductor wafer. We believe that demand for photomasks depends primarily on design activity, rather than sales volumes from products produced using photomask technologies. As the complexity of integrated circuits has increased, so have the number, complexity and price per mask set of photomasks used in the manufacture of each semiconductor design.

The vast majority of IC photomask units produced for the semiconductor industry employ geometries of 90 nanometers or larger. At these geometries, we can produce full lines of photomasks and there is no significant technology employed by our competitors that is not also available to us. Semiconductor fabrication also occurs below the 90 nanometer range. We are capable of, and have been producing most of the photomasks required at these smaller geometries.

In the FPD market, size and technology are defined as a “generation”. Currently, FPD manufacturers are producing panels with physical dimensions up to and including Generation 8. We are capable and have been producing photomasks up to and including Generation 8.

We currently operate principally from nine manufacturing facilities; three of which are located in the United States, two in Taiwan and two in Europe, plus one each in Korea and Singapore. During the three months ended August 2, 2009, we ceased the manufacture of photomasks at our Shanghai, China facility. We currently support customers across the full spectrum of IC production and FPD technologies by manufacturing photomasks using electron beam or optical-based technologies. Electron beam and laser-based systems are the predominant technologies used for photomask manufacturing, and we currently own a number of high-end and mature electron beam and laser-based systems. The ability to manufacture and deliver high quality photomasks within short time periods is dependent upon robust processes, geographic location, efficient manufacturing methods, high yield and high equipment reliability. We work to meet these requirements by making significant investments in research and development, manufacturing and data processing systems and utilizing statistical process control methods to optimize the manufacturing process and reduce cycle times. We continue to make substantial investments in equipment to inspect and repair photomasks to ensure that customer specifications are met.

The market for photomasks primarily consists of domestic and international semiconductor and FPD manufacturers and designers, including a limited number of manufacturers who have the capability to manufacture photomasks. Photomasks are manufactured by independent manufacturers like us, and by captive manufacturers, which are semiconductor manufacturers that produce photomasks exclusively for their own use. Since the mid-1980s, there has been a strong trend in Asia, Europe and North America toward the divestiture or closing of captive photomask operations by semiconductor manufacturers and an increase in the share of the market served by independent manufacturers. This trend has been driven by the increasing complexity involved in manufacturing plus the high cost of the necessary capital equipment. We estimate that for the types of photomasks we manufacture (IC and FPD) the size of the total market (captive and merchant) for 2009 is approximately $3.2 billion.

We conduct our sales and marketing activities primarily through a staff of sales personnel and customer service representatives who work closely with our management and technical personnel. In addition to sales personnel at our manufacturing facilities, we have sales offices throughout the United States, Europe and Asia. During fiscal year 2008, we sold our products and services to approximately 600 customers. However, historically a significant proportion of our sales of photomasks is concentrated to a limited number of IC and FPD manufacturers. One customer, Samsung Electronics Co., Ltd., accounted for approximately 19% and 25% of our net sales in the nine month period ended August 2, 2009 and in fiscal 2008, respectively. Our five largest customers, in the aggregate, accounted for 42% and 44% of net sales in the nine month period ended August 2, 2009 and in fiscal 2008, respectively.

Our primary research and development activities are conducted at the MP Mask Technology Center, LLC, or MP Mask, joint venture operation and in site-specific research and development programs to support strategic customers in Asia and Europe. The MP Mask research and development programs, coupled with site specific research and development initiatives, are designed to advance our leadership in technology and manufacturing efficiency. We also conduct research and development activities to support advanced product integration including, but not limited to, numerical modeling and simulation of photomask processes, fabrication and delivery of product prototypes for next generation customer needs, and development of software tools and workflows necessary for the effective integration of the most advanced mask-based optical lithography solutions. Currently, research and development photomask activities are focused on 65, 45 and 32 nanometer node IC technologies and Generation 8 and higher FPD technologies. We believe these core competencies will continue to be a critical part of semiconductor manufacturing as optical lithography continues to scale device capabilities at and below 90 nanometers.

The semiconductor industry is currently experiencing a severe downturn due to a significant oversupply of products, which has been further negatively impacted by worsening global economic conditions. These conditions have resulted in reduced demand, average selling prices (“ASPs”) and gross margins for us and others in the semiconductor industry. In response to these market conditions we ceased production of photomasks at our Manchester, U.K. facility in January 2009, and at our Shanghai, China facility in July 2009. We have also undertaken additional cost saving measures to increase our competitiveness, including continued hiring freezes, and reductions of other discretionary costs such as outside services, travel and overtime. Continued unfavorable changes in global economic conditions, including those in Asia, the U.S. or other geographic areas in which we do business, may have the effect of reducing the demand for photomasks and further reducing our ASPs and gross margin. For example, continued unfavorable changes in global economic conditions may lead to a decrease in demand for end products whose manufacturing processes involve the use of photomasks. This may result in a reduction in new product design and development by semiconductor manufacturers, which could adversely affect our operations and cash flows.

Recent Developments

Intel Agreement

We and Intel Corporation have agreed to enter into an agreement upon the pricing of this offering to work together to share technical and operations information regarding the development status of our products, the capabilities of our mask manufacturing lines, and the alignment of our mask making toolsets. The agreement will also address the potential for a future relationship relating to business continuity planning for Intel and its affiliates. The agreement has a 10-year term.

There will not be any obligation under the agreement for either party to collaborate with the other on the development of technology and Intel is not committing to buy any products from us under the agreement.

In consideration for the agreement, we intend to issue to Intel Capital Corporation, an affiliate of Intel Corporation, a warrant to purchase up to 500,000 shares of our common stock with an exercise price to be equal to the initial price to the public for our common stock in our concurrent common stock offering and a warrant to purchase up to 250,000 shares with an exercise price to be equal to the conversion price of the notes offered hereby.

In addition, Intel Capital Corporation has indicated to us that they currently intend to purchase from the underwriters up to $5 million aggregate principal amount of the notes offered hereby at the initial price to the public. Intel Capital Corporation is under no obligation to purchase the notes in this offering and their interest in purchasing the notes is not a commitment to do so.

Amendments to Credit Facilities

We have amended our revolving credit facility and term loan agreement with JPMorgan Chase Bank, National Association, and other lenders party to those agreements to modify certain provisions of the agreements to permit the issuance of the notes in this offering. The amendments will be effective upon consummation of the offering.

Concurrent Common Stock Offering

Concurrently with this offering, we are also offering 9,638,554 shares of our common stock (11,084,337 shares if the underwriters exercise their option to purchase additional shares in full). The shares of our common stock are being offered by a separate prospectus supplement.

We estimate that the net proceeds from our concurrent common stock offering will be approximately $37.5 million ($43.2 million if the underwriters exercise their overallotment option with respect to that offering in full), after deducting the underwriting discount and estimated expenses payable by us. We plan to use the net proceeds of the concurrent common stock offering, along with the net proceeds of this offering, to repay a portion of our outstanding bank borrowings. See “Use of Proceeds.”

Neither this offering nor the common stock offering is conditional upon the successful completion of the other offering. We cannot assure you that we will complete the concurrent common stock offering.

Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of our common stock in the concurrent offering.

Additional Information

Photronics, Inc. is a Connecticut corporation organized in 1969. Our principal executive offices are located at 15 Secor Road, Brookfield, Connecticut, 06804 and our telephone number is (203) 775-9000. Our website can be found at http://www.photronics.com. Information contained in our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The following offering summary contains basic information about the notes and is not a complete description of the offering. It does not contain all the information that is important to you. For a more detailed description of the notes you should read the section titled “Description of Notes” in this prospectus supplement and the section titled “Description of Debt Securities” in the accompanying prospectus. For purposes of this offering summary, references to “the Company,” “PLAB,” “Issuer,” “we,” “our” and “us” refer only to Photronics, Inc. and do not include our subsidiaries, except where the context otherwise requires or as otherwise indicated.

Issuer	Photronics, Inc., a Connecticut corporation.

Securities	$50 million aggregate principal amount of 5.50% Convertible Senior Notes due 2014 (plus up to an additional $7.5 million aggregate principal amount of notes available for purchase by the underwriters solely to cover overallotments).

Maturity	October 1, 2014, unless earlier purchased or converted.

Interest	5.50% per year. Interest will accrue from and including September 16, 2009 and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010.

Conversion Rights	Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount, provided that the portion not so converted is in a minimum principal amount of $2,000.

The conversion rate will initially be 196.7052 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.08 per share of common stock), subject to adjustment as described in this prospectus supplement. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

In addition, following a “make-whole fundamental change” (as defined in this prospectus supplement under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change”), we will, in some cases, increase the conversion rate for a holder who elects to convert its notes in connection with such make-whole fundamental change as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.”

Optional Redemption	We may not redeem the notes prior to their stated maturity date.

Fundamental Change	If we undergo a “fundamental change” (as described in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued but unpaid interest to, but excluding, the fundamental change purchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Ranking	The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated to all indebtedness and liabilities of our subsidiaries, including trade payables.

As of August 2, 2009:

•        we had approximately $186.7 million of secured indebtedness outstanding, which is effectively senior to the notes, $122.7 million of which relates to our revolving credit facility, $27.2 million relates to our term loan agreement, $23.1 million relates to a capital lease with Micron Technology, Inc. relating to our U.S. Nanofab building and $13.6 million relates to a capital lease for equipment;

• we had $0.6 million of unsecured and unsubordinated indebtedness outstanding equal in right of payment to the notes, excluding external trade payables and inter-company debt; and

•        our subsidiaries had $102.9 million in liabilities outstanding, which includes 45.9 million of inter-company debt, and have guaranteed approximately $163.6 million of our indebtedness under our revolving credit facility, term loan agreement and equipment capital lease agreement.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $47.7 million ($54.9 million if the underwriters exercise their overallotment option to purchase up to an additional $7.5 million aggregate principal amount of notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, along with the net proceeds from our concurrent common stock offering, to repay a portion of our outstanding bank borrowings. See “Use of Proceeds.”

Concurrent Offering of Common Stock	Concurrently with this offering, we are also offering 9,638,554 shares of our common stock (11,084,337 shares if the underwriters exercise their option to purchase additional shares in full). The shares of our common stock are being offered by a separate prospectus supplement. Neither this offering nor the common stock offering is conditioned upon the successful completion of the other offering.

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, the Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-entry Issuance” in this prospectus supplement and “Description of Debt Securities—Holders of Registered Debt Securities” in the accompanying prospectus.

Listing	Our common stock is listed on The Nasdaq Global Select Market under the symbol “PLAB.”

Trading	The notes will be a new issue of securities for which no market currently exists. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue such activities at any time without notice. We do not intend to list the notes on any securities exchange or inter-dealer quotation system. Accordingly, we cannot assure you that any active or liquid market will develop for the notes.

Material United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See “Material United States Federal Income Tax Considerations.”

Trustee, Security Registrar, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. You should carefully consider the information in the section titled “Risk Factors” in this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes.

Summary Financial Data

The following table sets forth summary historical financial data for each of the three years ended November 2, 2008, October 28, 2007 and October 29, 2006 and for each of the nine-month periods ended August 2, 2009 and July 27, 2008, and as of August 2, 2009. The summary historical financial data presented below for each of the years ended November 2, 2008, October 28, 2007 and October 29, 2006 were derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended November 2, 2008. The summary historical financial data presented below as of August 2, 2009 and for each of the nine-month periods ended August 2, 2009 and July 27, 2008 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended August 2, 2009. The results of operations for the nine-months ended August 2, 2009 are not necessarily indicative of operating results for the full year. The financial data below should be read in conjunction with the financial statements and notes incorporated by reference in this prospectus supplement.

	Year Ended					Nine Months Ended
	November 2, 2008		October 28, 2007	October 29, 2006		August 2, 2009		July 27, 2008
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$422,548		$421,479	$454,875		$266,676		$319,242

Cost and expenses:
Cost of sales	(349,841)		(321,958)	(307,851)		(226,622)		(264,487)
Selling, general and administrative	(55,167)		(61,507)	(62,215)		(30,995)		(43,620)
Research and development	(17,475)		(17,300)	(27,337)		(11,655)		(13,148)
Impairment of goodwill and long-lived assets	(205,408	)(a)	—	—		(1,458	)(d)	(205,408	)(a)
Consolidation, restructuring and related charges	(510	)(b)	—	(15,639	)(c)	(12,746	)(e)	—
Gain on sale of facility	—		2,254	—		—		—

Operating income (loss)	(205,853)		22,968	41,833		(16,800)		(207,421)
Other income (expense):
Interest expense	(11,878)		(5,928)	(11,916)		(14,427)		(8,278)
Investment and other income (expense), net	5,562		6,844	15,469		(8,418	)(f)	1,938

Income (loss) before income tax benefit (provision) and minority interest	(212,169)		23,884	45,386		(39,645)		(213,761)
Income tax benefit (provision)	2,778		3,178	(10,462)		(2,927)		4,216
Minority interest in income of consolidated subsidiaries	(1,374)		(2,539)	(5,592)		(580)		(1,456)

Net income (loss)	$(210,765	)(a)(b)	$24,523	$29,332	(c)	$(43,152	)(d)(e)(f)	$(211,001	)(a)

Income (loss) per share
Basic	$(5.06	)(a)(b)	$0.59	$0.71	(c)	$(1.03	)(d)(e)(f)	$(5.07	)(a)

Diluted	$(5.06	)(a)(b)	$0.56	$0.66	(c)	$(1.03	)(d)(e)(f)	$(5.07	)(a)

Weighted average number of common shares outstanding:
Basic	41,658		41,539	41,369		41,772		41,642
Diluted	41,658		51,282	51,072		41,772		41,642

				As of August 2, 2009
				Actual		As Adjusted(g)		As Further Adjusted(h)
				(unaudited)
				(in thousands)
Balance Sheet Data:
Cash and cash equivalents				$85,531		$85,531		$85,531
Working capital				77,472		77,472		77,472
Total assets				672,011		671,874		669,968
Short-term debt				31,424		31,424		31,424
Long-term debt				155,922		158,209		120,709
Total shareholders’ equity				346,009		346,846		385,004

(a)	Includes impairment of goodwill charge of $138.5 million ($137.3 million net of tax) and impairment charge of $66.9 million for certain long-lived assets in Asia and Europe ($60.9 million net of tax).
(b)	Includes consolidation and restructuring charges of $0.5 million ($0.4 million net of tax) in connection with the closure of our Manchester, U.K. manufacturing facility.
(c)	Includes consolidation and restructuring charges of $15.6 million net of tax in connection with the closure of our Austin, Texas manufacturing and research and development facility.
(d)	Includes impairment charge of $1.5 million ($1.1 million net of tax) relating to our Manchester, U.K. manufacturing facility.
(e)	Includes consolidation and restructuring charges of $12.7 million ($12.3 million net of tax) in connection with the closures of our Shanghai, China and Manchester, U.K. manufacturing facilities.
(f)	Includes non-cash mark-to-market charge of $6.8 million net of tax in connection with issued warrants to purchase our common stock.
(g)	As adjusted to reflect the application of the net proceeds of this offering.
(h)	As further adjusted to reflect the application of the net proceeds from our concurrent common stock offering.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended					Nine Months Ended August 2, 2009
	October 31, 2004	October 30, 2005	October 29, 2006	October 28, 2007	November 2, 2008
Ratio of earnings to fixed charges(a)	3.7x	5.7x	4.5x	4.4x	—	—

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings generally consist of the sum of our income from continuing operations before income taxes and minority interest in consolidated subsidiaries and income of equity method investees, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of capitalized expenses relating to indebtedness, and rent expense representative of interest. Earnings before fixed charges were insufficient to cover fixed charges by $212.8 million for the fiscal year ended November 2, 2008 and $39.5 million for the nine months ended August 2, 2009.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus before buying the notes.

Our business, financial condition, results of operations, or cash flows could be materially adversely affected by any of these risks. The market price of our common stock or our notes could decline if one or more of these risks and uncertainties develop into actual events, which could adversely affect your investment in the notes, and you may lose all or part of your investment. Some of the statements in “Risk Factors” are forward-looking statements. See “Forward-Looking Statements”.

Risks Relating to Our Business

We are dependent on the semiconductor industry which as a whole is volatile and could have a negative material impact on our business.

We sell substantially all of our photomasks to semiconductor designers, manufacturers and foundries, as well as to other high performance electronics manufacturers. We believe that the demand for photomasks depends primarily on design activity rather than sales volume from products using photomask technology. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized ICs, a reduction in design complexity, other changes in the technology or methods of manufacturing or designing semiconductors or a slowdown in the introduction of new semiconductor designs could reduce demand for photomasks even if there is increased demand for semiconductors. Further, advances in design and production methods for semiconductors and other high performance electronics could reduce the demand for photomasks. Historically, the semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. The semiconductor industry began to experience a downturn in fiscal 2008, which has continued through fiscal 2009. The downturn in the semiconductor industry had an adverse impact on our operating results in fiscal 2008 and the nine-month period ended August 2, 2009.

Our sales of photomasks for use in fabricating high performance electronic products such as FPDs increased in fiscal 2008 as compared to fiscal 2007, however, decreased in the nine-month period ended August 2, 2009 as compared to the same nine-month period in the prior year. Our results may be negatively impacted if the FPD photomask market does not grow or if we are unable to serve this market successfully. As is the case with semiconductor photomask demand, we believe that demand for photomasks for FPDs depends primarily on design activity and, to a lesser extent upon an increase in the number of production facilities used to manufacture FPDs. As a result, an increase in FPD sales will not necessarily lead to a corresponding increase in photomask sales. The technology for fabricating FPDs continues to develop in order to increase the size and improve the resolution of FPDs. A slowdown in the development of new technologies for fabricating FPDs could reduce the demand for related photomasks even if demand for FPDs increases.

We incurred net losses in the nine-month period ended August 2, 2009 and fiscal 2008, and we may incur future net losses.

We incurred net losses of $43.2 million in the nine-month period ended August 2, 2009 and $210.8 million in fiscal 2008. These net losses were incurred due to the global recession and related severe downturn experienced by the semiconductor industry beginning in 2008. Net losses incurred in both the first nine months of fiscal 2009 and in 2008 include significant non-cash charges for restructurings, impairments of goodwill, impairments of long-lived assets and a liability for warrants issued outstanding during the period. We cannot provide assurance of when we will return to profitability.

Our quarterly operating results fluctuate significantly and may continue to do so in the future, which could adversely impact our business.

We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the prices of our securities, particularly our common stock and securities linked to the value of our common stock, including the notes. Operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, loss of significant customers, product mix, technological change, fluctuations in manufacturing yields, competition and general economic conditions. We operate in a high fixed cost environment and, to the extent our revenues and asset utilization increase or decrease, operating margins will be positively or negatively impacted. Our customers generally order photomasks on an as-needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with little backlog and the rate of new orders may vary significantly from month-to-month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, in future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market price of our common stock and the notes.

Our industry is subject to rapid technological change and we might fail to remain competitive, which could have a material adverse effect on our business and results of operations.

The photomask industry has been, and is expected to continue to be, characterized by technological change and evolving industry standards. In order to remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies of increasing complexity in both traditional and emerging markets that we serve. In particular, we believe that, as semiconductor geometries continue to become smaller and FPDs become larger with improved performance, it will be required to manufacture increasingly complex photomasks. Additionally, demand for photomasks has been, and could in the future be, adversely affected by changes in methods of fabricating semiconductors and high performance electronics (that could affect the type or quantity of photomasks utilized), such as changes in semiconductor demand that favor field programmable gate arrays and other semiconductor designs that replace application-specific ICs. Additionally, increased market acceptance of alternative methods of IC designs onto semiconductor wafers, such as direct-write lithography, could reduce or eliminate the need for photomasks entirely in the production of semiconductors. Through the third quarter of fiscal 2009, direct-write lithography has not been proven to be a commercially viable alternative to photomasks, as it is considered too slow for high volume semiconductor wafer production. However, should direct-write or any other alternative methods of transferring IC designs to semiconductor wafers without the use of photomasks achieve market acceptance, our business and results of operations would be materially adversely affected. If we are unable to anticipate, respond to or utilize these or other changing technologies, due to resource, technological or other constraints, our business and results of operations could be materially adversely affected.

Further, should sales volumes decrease based upon the flow of design releases from our customers, we may have excess or underutilized production capacity that could significantly impact operating margins, or result in write-offs from asset impairments.

Our operations will continue to require substantial capital, which we may be unable to obtain.

The manufacture of photomasks requires substantial investments in high-end manufacturing capability at existing and new facilities. We expect that we will be required to continue to make substantial capital expenditures to meet the technological demands of our customers and to position us for future growth. Our capital expenditure payments for fiscal 2009 are expected to be in the range of $40 million to $50 million, of which $5 million was accrued as of August 2, 2009. Further, our credit facility has a limitation on capital expenditure payments. We cannot provide assurance that we will be able to obtain the additional capital required in connection with our operations on reasonable terms, if at all, or that any such expenditure will not have a material adverse effect on our business and results of operations.

Our agreements with Micron have several risks; should either we or Micron not comply or execute under these agreements it could significantly disrupt our business and technology activities which could have a material effect on our operations or cash flows.

On May 5, 2006, Photronics and Micron Technology, Inc. (“Micron”) entered into a joint venture known as MP Mask. The joint venture develops and produces photomasks for leading-edge and advanced next generation semiconductors. As part of the formation of the joint venture, Micron contributed its existing photomask technology center located at its Boise, Idaho, headquarters to MP Mask, LLC (“MP Mask”) and we invested $135.0 million in exchange for a 49.99% interest in MP Mask (to which $64.2 million of the original investment was allocated), a license for photomask technology of Micron and certain supply agreements. We invested an additional $2.6 million in 2008 and $3.5 million in 2007 in MP Mask for capital expenditure and working capital purposes, and we received two distributions from MP Mask of $5.0 million each in the nine month period ended August 2, 2009 and in fiscal year 2008.

MP Mask is governed by a Board of Managers, appointed by Micron and Photronics. Since MP Mask’s inception, Micron, as a result of its majority ownership, has appointed the majority of the managers. The number of managers appointed by each party is subject to change as ownership interests change. Under the operating agreement relating to the MP Mask joint venture, through May 5, 2010, we may be required to make additional contributions to the joint venture up to the maximum amount defined in the operating agreement. However, should the Board of Managers determine that additional funding is required, the joint venture shall pursue its own financing. If the joint venture is unable to obtain its own financing it may request additional capital contributions from us. Should we choose not to make a requested contribution to the joint venture, our ownership interest may be reduced.

On May 19, 2009, our capital lease agreement with Micron for the U.S. Nanofab was canceled, at which time Photronics and Micron agreed to enter into a new lease agreement for the U.S. Nanofab building. Under provisions of the new lease agreement, quarterly lease payments were reduced, the lease term was extended, and ownership of the property will not transfer to us at the end of the lease term. As a result of the new lease agreement, we reduced our lease obligations and the carrying value of our assets under capital leases by approximately $28 million. Including the $28 million reduction in carrying value of assets under capital leases, our total investment to date in the purchase and equipping of our U.S. Nanofab is approximately $156 million. The U.S. Nanofab began production in our second fiscal quarter of 2008.

Failure by us or Micron to comply or execute under any of these agreements, to capitalize on the use of existing technology or to further develop technology could result in a significant disruption to our business and technology activities, and could adversely affect our operations and cash flows.

We have been dependent on sales to a limited number of large customers; the loss of any of these customers or any reduction in orders from these customers could have a material adverse effect on our sales and results of operations.

Historically, we have sold a significant proportion of photomasks to a limited number of IC and FPD manufacturers. One customer, Samsung Electronics Co., Ltd., accounted for approximately 19% and 25% of our net sales in the nine month period ended August 2, 2009 and in fiscal year 2008, respectively. Our five largest customers, in the aggregate, accounted for 42% and 44% of net sales in the nine month period ended August 2, 2009 and in fiscal 2008, respectively. The loss of a significant customer or any reduction or delay in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns, or market, economic, or competitive conditions in the semiconductor or FPD industries, could have a material adverse effect on our financial performance and business prospects. The continuing consolidation of semiconductor manufacturers and economic downturn in the semiconductor industry may increase the likelihood of losing a significant customer and have an adverse effect on our financial performance and business prospects.

We depend on a small number of suppliers for equipment and raw materials and, if our suppliers do not deliver their products to us, we may be unable to deliver our products to our customers, which could adversely affect our business and results of operations.

We rely on a limited number of photomask equipment manufacturers to develop and supply the equipment we use. These equipment manufacturers currently require lead times of up to 12 months between the order and the delivery of certain photomask imaging and inspection equipment. The failure of such manufacturers to develop or deliver such equipment on a timely basis could have a material adverse effect on our business and results of operations. Further, we rely on equipment manufacturers to develop future generations of manufacturing equipment to meet our requirements. In addition, the manufacturing equipment necessary to produce advanced photomasks could become prohibitively expensive.

We use high precision quartz photomask blanks, pellicles, and electronic grade chemicals in our manufacturing processes. There are a limited number of suppliers of these raw materials, and for production of certain high-end photomasks there is only one available supplier, and we have no long-term contract for the supply of these raw materials. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks, which could have a material adverse effect on our business and results of operations. The fluctuation of foreign currency exchange rates with respect to prices of equipment and raw materials used in manufacturing could also have a material adverse effect on our business and results of operations.

We face risks associated with complex manufacturing processes, including the use of sophisticated equipment and manufacturing processes with complex technologies; should we be unable to effectively utilize such processes and technologies it could have a material adverse effect on our business and results of operations.

Our complex manufacturing processes require the use of expensive and technologically sophisticated equipment and materials, and are continuously modified in an effort to improve manufacturing yields and product quality. Minute impurities, defects or other difficulties in the manufacturing process can lower manufacturing yields and make products unmarketable. Moreover, manufacturing leading-edge photomasks is more complex and time consuming than manufacturing less advanced photomasks, and may lead to delays in the manufacturing of all levels of photomasks. We have, on occasion, experienced manufacturing difficulties and capacity limitations that have delayed our ability to deliver products within the time frames contracted for by our customers. We cannot provide assurance that we will not experience these or other manufacturing difficulties, or be subject to increased costs or production capacity constraints in the future, any of which could result in a loss of customers or could otherwise have a material adverse effect on our business and results of operations.

Our debt agreements limit our ability to obtain financing and obligate us to repay debt.

As of August 2, 2009, we had $122.7 million outstanding under our revolving credit facility and $27.2 million outstanding under our term loan agreement. On May 15, 2009, the revolving credit facility was amended to, among other provisions, reduce the overall availability, extend the maturity date, reduce the required pay down amount in fiscal 2010, change the interest rate and change the financial covenants. Further, on June 8, 2009, we entered into the above mentioned term loan agreement in the U.S. for $27.2 million, which was used to repay outstanding foreign loans on June 12, 2009. The financial covenants include, among others, a Senior Leverage Ratio, Total Leverage Ratio, Minimum Fixed Charge Ratio and a six-month minimum EBITDA covenant. Existing covenant restrictions limit our ability to obtain additional debt financing and should we be unable to meet one or more of these covenants the lender may require us to repay the outstanding balances prior to the expiration date of the agreements.

Our ability to comply with the financial and other covenants in our debt agreements may be affected by worsening economic or business conditions, or other events. Should we be unable to meet one or more of these covenants, our lenders may require us to repay our outstanding balances prior to the expiration date of the agreements. We cannot assure that additional sources of financing will be available to us to pay off our long-term borrowings to avoid default. Should we default on any of our long-term borrowings, a cross default would occur on our other long-term borrowings, unless amended or waived.

Our prior and future acquisitions may entail certain operational and financial risks.

We have made significant acquisitions throughout our history. Acquisitions have focused on increasing our manufacturing presence in Asia, including our acquisition of Photronics Semiconductor Mask Corporation (“PSMC”), a Taiwanese photomask manufacturer, in 2000 and PKL, a Korean photomask manufacturer, in 2001 and increasing the technology base through the MP Mask joint venture with Micron in 2006. We may make additional acquisitions in the future. Acquisitions place significant demands on our administrative, operational, and financial personnel and systems. Managing acquired operations entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management’s attention from other business concerns, managing assets in multiple geographic regions, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and these customers transition to another vendor in order to ensure a second source of supply. Furthermore, we may be required to utilize our cash reserves and/or issue new securities for future acquisitions, which could have a dilutive effect on our earnings per share.

Our cash flow from operations and current holdings of cash and investments may not be adequate for our current and long term needs.

Our liquidity is highly dependent on our ability to receive orders, as we operate in a high fixed cost environment and the timing of capital expenditures, both of which can vary significantly from period to period. Depending on conditions in the IC semiconductor and FPD market, our cash flows from operations and current holdings of cash and investments may not be adequate to meet our current and long-term needs for capital expenditures, operations and debt repayments. Historically, in certain years we have used external financing to fund these needs. Due to conditions in the credit markets, some financing instruments used by us in the past may not be currently available to us. We are evaluating alternatives to increase our capital, delaying capital expenditures and evaluating further cost reduction initiatives. However, we cannot assure that additional sources of financing would be available to us on commercially favorable terms should our capital requirements exceed cash available from operations and existing cash, short-term investments and cash available under our credit facilities.

We may incur unforeseen charges related to our 2009 restructurings in China and the U.K. or, we may fail to realize projected benefits related to these or any other possible future facility closures or restructures.

In order to lower our operating costs and increase our manufacturing efficiencies, we ceased the manufacture of photomasks at our facility in Manchester, U.K., in January 2009 and at our facility in Shanghai, China, in July 2009. However, we cannot assure that these actions will not result in unforeseen costs, disruptions in our operations, or other negative events that could result in our failing to realize the projected benefits of these restructures.

We also cannot assure that there will not be additional facility closures or other restructurings in the near or long term, nor can we assure that we will not incur significant charges should there be any additional future facility closures or restructures.

We operate in a highly competitive industry; should we be unable to meet our customers’ requirements for product quality, timeliness of delivery or technical capabilities, it could adversely affect our sales.

The photomask industry is highly competitive, and most of our customers utilize more than one photomask supplier. Our competitors include Compugraphics, Inc., Dai Nippon Printing Co., Ltd., Hoya Corporation, Taiwan Mask Corporation, Toppan Printing Co., Ltd. and Toppan Chungwha Electronics. We also compete with semiconductor manufacturers’ captive photomask manufacturing operations. We expect to face continued competition from these and other suppliers in the future. Many of our competitors have substantially greater financial, technical, sales, marketing and other resources than we do. Also, when producing smaller geometry photomasks, some of our competitors may be able to more rapidly develop, produce, and achieve higher manufacturing yields than us. We believe that consistency of product quality and timeliness of delivery, as well as price, technical capability, and service, are the principal factors considered by customers in selecting their photomask suppliers. Our inability to meet these requirements could adversely affect our sales which could have a material adverse effect on our business and results of operations. In the past, competition led to pressure to reduce prices which, we believe, contributed to the decrease in the number of independent manufacturers. This pressure to reduce prices may continue in the future. In addition, certain semiconductor manufacturers possess their own captive facilities for manufacturing photomasks, some of which market their photomask manufacturing services to outside customers as well as to their internal organizations.

Our substantial international operations are subject to additional risks.

International sales accounted for approximately 73% of our net sales for the nine-month period ended August 2, 2009, 77% in fiscal 2008, and 75% in fiscal 2007. We believe that maintaining significant international operations requires us to have, among other things, a local presence in the markets in which we operate. This requires a significant investment of financial, managerial, operational, and other resources. Since 1996, we have significantly expanded our operations in international markets by acquiring existing businesses in Europe, establishing manufacturing operations in Singapore, acquiring majority equity interests in photomask manufacturing operations in Korea and Taiwan and building a new manufacturing facility for FPD photomasks in Taiwan, as well as a photomask manufacturing facility in Shanghai, China, which ceased production in July 2009. As the served market continues to shift to Asia, we will continue to assess our manufacturing base and may close or open new facilities to adapt to these market conditions.

Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, political and economic conditions in various countries including the outbreak of war, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and potentially adverse tax consequences. These factors may have a material adverse effect on our ability to generate sales outside the United States and, consequently, on our business and results of operations.

Changes in foreign currency exchange rates could materially adversely affect our business, results of operations, or financial condition.

Our financial statements are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. Our international operations have transactions and balances denominated in currencies other than the U.S. dollar, primarily the Korean won, New Taiwan dollar, Chinese renminbi, Japanese yen, Singapore dollar, euro and British pound. As a result of changes in foreign currency rates, we recorded an expense of $2.4 million in the nine-month period ended August 2, 2009 and a gain of $3.8 million in fiscal 2008. Further, as a result of the translation of foreign currency financial statements to U.S. dollars, our net assets were increased by $3.8 million during the nine-month period ended August 2, 2009, after having been reduced by $62.2 million during fiscal 2008. In the event of significant foreign currency fluctuations, our results of operations, financial condition or cash flows may be adversely affected.

Our business depends on management and technical personnel, who are in great demand, and our inability to attract and retain qualified employees could adversely affect our business and results of operations.

Our success, in part, depends upon key managerial, engineering and technical personnel, as well as our ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon our business and results of operations. There can be no assurance that we can retain our key managerial, engineering and technical employees, or that we can attract similar additional employees in the future. We believe that we provide competitive compensation and incentive packages to our employees.

We may be unable to enforce or defend our ownership and use of proprietary technology, and the utilization of our unprotected developed technology by our competitors could adversely affect our business, results of operations and financial position.

We believe that the success of our business depends more on our proprietary technology, information and processes and know-how than on our patents or trademarks. Much of our proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. We cannot offer assurance that:

•	we will be able to adequately protect our technology;

•	our competitors will not independently develop similar technology; or

•	international intellectual property laws will adequately protect our intellectual property rights.

We may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products or processes. Any such claims or litigation, with or without merit, to enforce or protect our intellectual property rights or to defend ourselves against claimed infringement of the rights of others could result in substantial costs, diversion of resources and product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of these claims. Any of the foregoing could have a material adverse effect on our business, results of operations and financial position.

We may be unprepared for changes to environmental laws and regulations and may have liabilities arising from environmental matters.

We are subject to numerous environmental laws and regulations that impose various environmental controls on, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Changes in these laws and regulations may have a material adverse effect on our financial position and results of operations. Any failure by us to adequately comply with these laws and regulations could subject us to significant future liabilities.

In addition, these laws and regulations may impose clean-up liabilities on current and former owners and operators of real property without regard to fault and these liabilities may be joint and several with other parties. In the past, we have been involved in remediation activities relating to our properties. We believe, based upon current information, that environmental liabilities relating to these activities or other matters are not material to our financial statements. However, there can be no assurances that we will not incur any material environmental liabilities in the future.

Our production facilities could be damaged or disrupted by a natural disaster or labor strike, either of which could adversely affect our financial position, results of operations and cash flows.

Our facilities in Taiwan are located in a seismically active area. In addition, a major catastrophe such as an earthquake or other natural disaster, labor strikes, or work stoppage at any of our manufacturing facilities could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of our products and the loss of sales and customers, which could have a material adverse affect on our financial position, results of operations and cash flows.

Our sales continue to be impacted by the global recession, and the health and stability of the general economy, which could adversely affect our operations and cash flows.

The global recession and other unfavorable changes in general economic conditions in the U.S. or international locations in which we do business, may reduce the demand for photomasks. For example, an economic downturn may lead to a decrease in demand for end products whose manufacturing process involves the use of photomasks. This may result in a reduction in new product design and development by semiconductor manufacturers, which could adversely affect our operations and cash flows.

Additional taxes could adversely affect our financial results.

Our tax filings are subjected to audit by tax authorities in the various jurisdictions in which we do business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or through the courts. Currently, we believe there are no outstanding assessments whose resolution would result in a material adverse financial result. However, we cannot offer assurances that unasserted or potential future assessments would not have a material adverse effect on our financial condition or results of operations.

Our business could be adversely impacted by global or regional catastrophic events.

Our business could be adversely affected by terrorist acts, major natural disasters; or widespread outbreaks of infectious diseases, the outbreak or escalation of wars, especially in the Asian region where we generate a significant portion of our international sales. Such events in the geographic regions in which we do business, including political tensions within the Korean peninsula where a major portion of our foreign operations are located, could have material adverse impacts on our sales volume, cost of raw materials, earnings, cash flows and financial condition.

The fair value of warrants issued on our common stock is subject to fluctuating with the market price of our common stock, and may have a material adverse effect on our results of operations.

On May 15, 2009, in connection with an amendment to our credit facility, we issued 2.1 million warrants to purchase our common stock, approximately 2.0 million of which were outstanding at August 2, 2009. As a result of certain net cash settleable put provisions, the warrants were recorded as a liability during the three months ended August 2, 2009 and are subsequently being reported at fair value. The warrants are each exercisable for one share of common stock and have an exercise price of $0.01. Therefore, changes in the market price of our common stock could result in a significant change in the fair value of the warrants, which would result in a charge or credit to other income (expense) in our statements of operations. During the three months ended August 2, 2009, the market price of our common stock increased, which resulted in a non-cash loss of $6.8 million. Changes in the market price of our common stock may continue to have a material adverse effect on our results of operations on a non-cash basis.

Warrants issued by us include a “put” provision, giving the holders the option to sell the warrants to us at approximately the market price of our common stock, which may have a material adverse effect on our cash flow.

The warrants discussed above include a put provision which may be exercised from May 15, 2012 through the expiration of the warrants on May 15, 2014. The put provision is only exercisable if our common stock is not traded on a national exchange or if our credit facility, which matures on January 31, 2011, has not been paid in full by another financing facility (new credit facility, debt and/or an equity securities, or capital contributions) or with other funds. The purchase of a significant amount of our warrants by us may have a material adverse effect on our cash flows.

Risks Relating to the Notes and Our Common Stock

Although the notes are referred to as convertible “senior” notes, the notes are unsecured and effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.

Holders of our present and future secured indebtedness and the indebtedness of our subsidiaries and general creditors of our subsidiaries will have claims that are senior to your claims as holders of the notes. The notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. In the event we default on any existing or future secured debt or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of our assets securing our debt would first be applied to the repayment of such secured debt before any of those proceeds would be available to make payments on our unsecured debt, including the notes. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables, lease obligations and guarantees) of our subsidiaries.

As of August 2, 2009, we had approximately $186.7 million of secured indebtedness outstanding, which is effectively senior to the notes, and $0.6 million of unsecured and unsubordinated indebtedness outstanding equal in right of payment to the notes, excluding external trade payables and inter-company debt. In addition, as of August 2, 2009, our subsidiaries had $102.9 million in liabilities outstanding, which includes $45.9 of inter-company debt, and have guaranteed approximately $163.6 million of our indebtedness under our revolving credit facility, term loan agreement and equipment capital lease agreement. Neither we nor any of our subsidiaries is prohibited from incurring debt, including secured or other senior indebtedness, under the indenture governing the notes. We may from time to time incur additional indebtedness and other liabilities, subject to the restrictions contained in our other debt instruments, which could affect our ability to pay our obligations with respect to the notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may incur substantially more debt or take other actions that would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt, subject to the restrictions contained in our debt instruments. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.” Many transactions that could adversely affect the notes may not constitute a fundamental change triggering the limited protection provided by these provisions.

The price of our common stock historically has been volatile. This volatility may make it difficult for you to resell the notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the notes.

The closing sales price for our common stock has varied between a high of $12.84 and a low of $0.35 per share between January 1, 2008 and September 10, 2009. The stock market in recent years has also experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The volatility in the price of our common stock may make it difficult for you to resell the notes. Also, the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the trading price of the notes. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to our operating results, market and other factors, including the other factors discussed in the sections of this prospectus supplement titled “Risk Factors” and “Forward-Looking Statements,” or for reasons not directly related to our operations, many of which are outside of our control, such as reports by industry analysts; investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance; industry conditions; and general financial, economic and political instability.

A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business prospects, results of operations and financial condition.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

The sale of substantial amounts of our common stock could adversely impact its price and the trading price of the notes. As of August 2, 2009, we had outstanding approximately 41.9 million shares of our common stock, options to purchase approximately 5.5 million shares reserved for issuance under stock-based compensation plans (of which approximately 3.4 million shares were outstanding and 1.8 million were exercisable as of August 2, 2009), warrants issued to our bank lenders in connection with our outstanding bank borrowings exercisable for approximately 2.0 million shares of our common stock at an exercise price of $0.01 per share and 0.2 million shares of nonvested restricted stock. As a result, a total of 7.7 million shares of common stock are reserved for issuance upon the exercise of stock options, upon vesting of restricted stock grants and upon exercise of the warrants issued to our bank lenders in connection with our outstanding bank borrowings and an additional 13.86 million shares of our common stock will be reserved for issuance upon conversion of the notes. In addition, we intend to issue to Intel Capital Corporation, an affiliate of Intel Corporation, a warrant to purchase up to 500,000 shares of our common stock in the concurrent offering with an exercise price to be equal to the initial price to the public for our common stock in our concurrent common stock offering and a warrant to purchase up to 250,000 shares with an exercise price to be equal to the conversion price of the senior convertible notes offered hereby.

Concurrent with this offering, we are offering 9,638,554 shares of our common stock (11,084,337 shares if the underwriters exercise their option to purchase additional shares in full). In the future, we may sell additional shares of our common stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The sale by us or our stockholders of substantial amounts of common stock, including the sale of our common stock in the concurrent common stock offering, or the perception that such sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to it.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment requiring stockholder approval is proposed to our certificate of incorporation or bylaws and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any inter-dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, any underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market for the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating agency were to rate the notes and if such rating agency were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying common stock could significantly affect the market value of the notes. Such governmental actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of an issuer whose stock was subject to such actions. The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These SEC orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these SEC orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those issuers whose common stock was subject to the short sale prohibition. Although the SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule), and other regulatory organizations may do the same. Among the approaches to restrictions on short selling currently under consideration by the SEC, one would apply on a market wide and permanent basis, including adoption of a new uptick rule or an alternative uptick rule that would allow short selling only at an increment above the national best bid, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other things, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If these limitations were to be instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

We may depend on the receipt of dividends or other inter-company transfers from our subsidiaries to meet our obligations under the notes. The notes are obligations exclusively of Photronics and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

We conduct a substantial portion of our operations through our international subsidiaries. We may therefore be dependent upon dividends or other inter-company transfers of funds from such subsidiaries in order to meet our obligations under the notes and to meet our other obligations. However, these subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available for payment of the notes, whether by dividends, loans or other payments. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws, including laws related to repatriation of funds, and contractual restrictions. Dividends and other payments made by our subsidiaries may be subject to taxation under applicable laws.

Since the notes are our obligations exclusively and not of any of our subsidiaries, liabilities, including indebtedness or guarantees of indebtedness, of each of our subsidiaries will rank effectively senior to the indebtedness represented by the notes, to the extent of such subsidiary’s assets. As of August 2, 2009, our subsidiaries had $102.9 million in liabilities outstanding, which includes $45.9 million of inter-company debt, and have guaranteed approximately $163.6 million of our indebtedness under our revolving credit facility, term loan agreement and equipment capital lease agreement. The indenture governing the notes does not restrict the future incurrence of liabilities including indebtedness or guarantees of indebtedness, or issuances of preferred stock, by our subsidiaries.

In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Photronics, the holders of the notes may not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of our subsidiaries.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change. Our bank credit facilities contain, and our future debt may contain, restrictions on our ability to purchase the notes.

Holders of the notes will have the right to require us to purchase the notes upon the occurrence of a fundamental change at 100% of the notes’ principal amount plus accrued and unpaid interest as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, we may not have sufficient available cash or be able to obtain financing at the time we are required to make purchases of tendered notes. In addition, our ability to purchase the notes is currently restricted by the terms of our existing bank credit facilities and may be limited by law, by regulatory authority or by the agreements governing any future indebtedness we may incur. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance the other debt. If we do not obtain such a consent or refinance the debt, we would not be permitted to repurchase the notes without causing a default under the other debt. Our failure to purchase tendered notes at a time when the purchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself would constitute an event of default under our existing bank credit facilities which could result in the acceleration of the maturity of the indebtedness under our existing bank credit facilities, and may also constitute an event of default under any future indebtedness we may incur. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity we will, in some cases, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental changes. The increase in the conversion rate will be determined based upon both the date upon which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $40.00 per share or less than $4.15 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares issuable upon conversion as a result of this adjustment exceed 240.9639 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

You may be subject to tax upon an adjustment to the applicable conversion rate of the notes even though you do not receive a corresponding cash distribution.

The applicable conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the applicable conversion rate is adjusted in a manner that has the effect of increasing your proportionate interest in our assets or earnings, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, we will in certain circumstances increase the applicable conversion rate for notes converted in connection with such make-whole fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), any such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Description of Notes—Conversion Rights—Conversion Rate Adjustments,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” and “Material United States Federal Income Tax Considerations.”

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of a fundamental change, a holder of the notes will have the right, at its option, to require us to purchase for cash any or all of that holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000, provided that the portion not purchased is in a minimum principal amount of $2,000. We may also be required, under certain circumstances, to increase the conversion rate for the notes if a holder elects to convert its notes in connection with a make-whole fundamental change. See “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” and “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” These terms of the notes could make it more difficult or expensive for other companies to acquire us, even if doing so would benefit our stockholders.

Connecticut law and certain provisions of our certificate of incorporation and bylaws may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Connecticut corporation, and the anti-takeover provisions of Connecticut law may discourage or make more difficult a third party’s attempt to acquire control of us or change our management even if a change in control or change in management would be beneficial to our existing stockholders. Our certificate of incorporation and bylaws also contain certain provisions that may impede or discourage a takeover or a change in management. See “Description of Common Stock and Preferred Stock” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference as set forth in “Where You Can Find More Information” in the accompanying prospectus, that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. In some cases, you can identify forward-looking statements by terminology such as “expect,” “anticipate,” “believe,” “plan,” “projects,” and similar expressions or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as well as overall economic and business conditions; the demand for our products; competitive factors in the industries and geographic markets in which we compete; changes in federal, state and international tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); our ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including changes in the market price of our common stock; foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain additional financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions; the seasonal and cyclical nature of the semiconductor and flat panel display industries; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize our tools; our ability to achieve desired yields, pricing, product mix, and market acceptance of our products; changes in technology; and our ability to obtain necessary export licenses.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results.

USE OF PROCEEDS

The net proceeds from this offering are expected to be approximately $47.7 million (or $54.9 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and estimated expenses payable by us.

The net proceeds from our concurrent common stock offering are expected to be approximately $37.5 million (or $43.2 million if the underwriters exercise their overallotment option in that offering in full) deducting the underwriting discount and estimated expenses payable by us.

We intend to use the net proceeds from this offering, along with the net proceeds from our concurrent common stock offering, to repay a portion of our outstanding bank borrowings. Our bank credit facilities mature on January 31, 2011. The annual interest rate on borrowings under our revolving credit facility, which bears interest at a variable rate, as defined, was 8.91% at August 2, 2009. The annual interest rate on borrowings under our term loan agreement, which bears interest at a variable rate, as defined, was 8.50% at August 2, 2009.

Neither the completion of this offering nor the completion of our concurrent offering of common stock is contingent on the completion of the other.

Nothing in this prospectus supplement or the accompanying prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of our common stock in the concurrent offering.

On May 15, 2009, in connection with an amendment to our revolving credit facility, we issued warrants to our bank lenders to purchase approximately 2.1 million shares of our shares of common at an exercise price of $0.01 per share, expiring on May 15, 2014. Forty percent of the warrants, or warrants to purchase approximately 840,000 shares, can be exercised beginning May 15, 2009 and the remaining warrants can be exercised in twenty percent increments after October 31, 2009, April 30, 2010 and October 31, 2010. On each of these three dates, warrants to purchase approximately 420,000 additional shares become exercisable unless we repay our revolving credit facility in specified amounts by specified times.

If we repay at least $62.5 million, but less than $75 million of our revolving credit facility by October 31, 2009, warrants to purchase only approximately 210,000 additional shares of our common stock will become exercisable, and the balance of the warrants to purchase approximately 1.05 million shares of our common stock will be extinguished.

If we repay at least $75 million of our revolving credit facility by October 31, 2009, no additional warrants will become exercisable and the balance of the warrants to purchase approximately 1.26 million shares of our common stock will be extinguished.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “PLAB.” The following table sets forth for the periods indicated the high and low daily sales prices of our common stock as reported by the Nasdaq.

	High	Low
Year Ended October 28, 2007
First Quarter	$16.97	$13.68
Second Quarter	16.88	15.00
Third Quarter	15.96	14.14
Fourth Quarter	14.54	10.38
Year Ended November 2, 2008
First Quarter	$13.10	$8.91
Second Quarter	12.87	8.44
Third Quarter	11.16	4.40
Fourth Quarter	4.74	0.39
Year Ending November 1, 2009
First Quarter	$2.15	$0.33
Second Quarter	1.82	0.65
Third Quarter	5.46	1.53
Fourth Quarter (through September 10, 2009)	5.35	4.01

On September 10, 2009, the last reported sale price of our common stock on The Nasdaq Global Select Market was $4.17. As of September 1, 2009, there were 42,095,739 shares of our common stock outstanding held by approximately 291 holders of record.

We have not paid any cash dividends to date and, for the foreseeable future, anticipate that earnings will continue to be retained for use in our business. Further, our current bank credit facilities restrict, and any replacement credit facility we enter into is likely to restrict, the payment of cash dividends.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of August 2, 2009:

•	on an actual basis;

•	on an as adjusted basis to reflect the receipt and application of the net proceeds from this offering, as described under “Use of Proceeds;” and

•	on an as further adjusted basis to further reflect the receipt and application of the net proceeds from our concurrent common stock offering, as described under “Use of Proceeds.”

	As of August 2, 2009
	Actual	As Adjusted	As Further Adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$85,531	$85,531	$85,531

Long-term debt:
5.50% convertible senior notes offered hereby	$—	$50,000	$50,000
Revolving credit facility	122,747	75,034	37,534
Term loan agreement	27,234	27,234	27,234
8.0% capital lease obligation payable through January 2013	23,132	23,132	23,132
5.6% capital lease obligation payable through October 2012	13,572	13,572	13,572
Other	661	661	661

	187,346	189,633	152,133
Less current portion	31,424	31,424	31,424

Total long-term debt	155,922	158,209	120,709
Minority interest	49,695	49,695	49,695

Shareholders’ equity:
Preferred stock, $.01 par value: 2,000 shares authorized; no shares issued and outstanding actual, as adjusted and as further adjusted	—	—	—
Common stock, $.01 par value: 150,000 shares authorized; 41,878 shares issued and outstanding actual and as adjusted and 51,517 shares as further adjusted	419	419	515
Additional paid-in capital	386,460	386,460	423,864
Retained earnings deficit	(27,788)	(26,951)	(26,293)
Accumulated other comprehensive loss	(13,082)	(13,082)	(13,082)

Total shareholders’ equity	346,009	346,846	385,004

Total capitalization	$551,626	$554,750	$555,408

The number of shares of common stock to be outstanding after this offering does not include:

•

5,518,755 shares reserved for issuance under our stock-based compensation plans, 3,357,522 shares of which were issuable upon exercise of options outstanding as of August 2, 2009 at a weighted average exercise price of $11.29 per share;

•	2,021,041 shares issuable upon exercise of outstanding warrants to purchase our common stock at an exercise price of $0.01 per share;

•	191,535 shares of nonvested restricted stock outstanding as of August 2, 2009;

•

1,445,783 additional shares that the underwriters have a right to purchase from us within 30 days from the date of the common stock prospectus supplement to cover overallotments in our concurrent common stock offering; and

•	750,000 shares issuable upon exercise of warrants that we intend to issue to Intel Capital Corporation.

This table should be read with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our financial statements and the accompanying notes set forth in our most recent quarterly and annual reports that are incorporated by reference herein.

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated as of September 16, 2009, as amended and supplemented by a supplemental indenture dated as of September 16, 2009 (as so amended and supplemented, the “indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of the notes supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under “Description of Debt Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement. The following description and the section of the accompanying prospectus entitled “Description of Debt Securities” are summaries that are subject to and qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description of notes, references to “the Company,” “we,” “our” and “us” refer only to Photronics, Inc. and not to its subsidiaries.

General

The notes

•	will be our general unsecured and unsubordinated obligations and will rank as described under “—Ranking” below;

•	will initially be limited to an aggregate principal amount of $50,000,000 (or $57,500,000 if the underwriters’ over-allotment option with respect to the notes is exercised in full);

•	will bear interest at a rate of 5.50% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2010;

•	will not be redeemable at our option prior to stated maturity;

•

will at the option of the holders following the occurrence of a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), be subject to purchase by us at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the purchase date as described below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes;”

•	will mature on October 1, 2014 (the “maturity date”), unless earlier converted or purchased;

•	will be issued in denominations of $2,000 and multiples of $1,000 in excess thereof; and

•

will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry Issuance” in this prospectus supplement and “Description of Debt Securities—Holders of Registered Debt Securities—Special Situations When a Global Security Will Be Terminated” in the accompanying prospectus.

No sinking fund is provided for the notes and the notes will not be subject to defeasance.

The notes may be converted into shares of our common stock initially at a conversion rate of 196.7052 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.08 per share of common stock). The conversion rate is subject to adjustment if certain events occur, as described below under “—Conversion Right—Conversion Rate Adjustments.” A holder surrendering its notes for conversion will not receive any separate cash payment for interest accrued and unpaid for the period from the immediately preceding interest payment date to the conversion date, except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from incurring liens, paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Merger, Consolidation or Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating or as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, from time to time, without notice to, or the consent of, the holders of the notes, issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes. The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, with respect to waivers, amendments, voting rights, and offers to purchase the notes. We may also from time to time purchase notes in open market purchases or negotiated transactions without giving prior notice to the holders of the notes.

We do not intend to list the notes on a national securities exchange or inter-dealer quotation system.

Ranking

The notes will be our general unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated to all indebtedness and liabilities of our subsidiaries, including trade credit. As of August 2, 2009:

•

we had approximately $186.7 million of secured indebtedness outstanding, which is effectively senior to the notes, $122.7 million of which relates to our revolving credit facility, $27.2 million relates to our term loan agreement, $23.1 million relates to a capital lease with Micron Technology, Inc. relating to our U.S. Nanofab building and $13.6 million relates to a capital lease for equipment;

•

we had $0.6 million unsecured and unsubordinated indebtedness outstanding relating to property insurance payments equal in right of payment to the notes, excluding external trade payables and inter-company debt; and

•

our subsidiaries had $102.9 million in liabilities outstanding, which includes $45.9 million of inter-company debt, and have guaranteed approximately $163.6 million of our indebtedness under our revolving credit facility, term loan agreement and equipment capital lease agreement.

Interest

The notes will bear interest at a rate of 5.50% per year. Interest on the notes will accrue from and including September 16, 2009, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 1 and October 1 of each year (each such date, an “interest payment date”), beginning on April 1, 2010.

Interest will be paid to the person in whose name a note is registered at the close of business on the March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date, the maturity date or any earlier required purchase date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Interest will cease to accrue on a note upon its stated maturity, conversion or purchase by us.

Unless otherwise stated, references to interest in this “Description of Notes” include additional interest, if any, that is payable (as described under “—Events of Default”).

Optional Redemption

The notes will not be redeemable prior to stated maturity.

Conversion Rights

General

You may convert your notes, in whole or in part, in multiples of $1,000 principal amount, at any time prior to the close of business on the business day immediately preceding the maturity date of the notes, provided that the portion not so converted is in a minimum principal amount of $2,000. The conversion rate will initially be 196.7052 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $5.08 per share of common stock), and will be subject to adjustment as described below. The conversion rate in effect at any given time is referred to as the “applicable conversion rate.” The trustee will initially act as the conversion agent.

If a holder of notes has submitted notes for purchase upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” the holder may convert those notes only if that holder first withdraws its purchase election in accordance with the indenture.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will increase the number of shares of our common stock issuable upon conversion of notes to the next whole share. We will determine the number of fractional shares by aggregating all of the notes that you have surrendered for conversion, rather than for each individual note. Our delivery to you of the full number of shares of our common stock into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Upon conversion of a note, except in the limited circumstances described below, the holder of such note will not be entitled to any separate cash payment for accrued and unpaid interest. If notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period after 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on such interest payment date on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices of our common stock) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price per share of our common stock in the over-the-counter market on the relevant trading day as reported by Pink Sheets LLC or a similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

For purposes hereof, “trading day” means a day during which (i) trading in securities generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is then listed or admitted for trading or, if our common stock is not then listed or admitted for trading on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a business day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements will be the conversion date under the indenture, and you will become the record holder of the shares of common stock issuable upon conversion as of the close of business on the conversion date.

We will deliver the shares of our common stock issuable upon conversion no later than on the third business day following the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, at the same time as holders of our common stock and as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the number of shares of our common stock issuable upon conversion of their notes.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the applicable conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the record date of such dividend or distribution, or immediately prior to the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after such record date or effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to such record date or effective date, as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this clause (1) shall become effective immediately after the record date for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared that results in an adjustment pursuant to this clause (1) but is not so paid or made, or the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or to effect such split or combination to the conversion rate that would then be in effect if such dividend, distribution or share split or share combination had not been declared or announced.

(2)	If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days after the date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution, the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the record date for such distribution;

CR1 =	the conversion rate in effect immediately after such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants;

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution.

The foregoing adjustment shall be successively made whenever any such rights or warrants are distributed and shall become effective immediately after the record date for such distribution. If such rights or warrants are not so issued, the conversion rate will remain the conversion rate that would then be in effect if such record date for such distribution had not been fixed. In addition, to the extent that common stock is not delivered after the expiration of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants described in clause (1) or (2) above or clause (5) below;

•	rights issued pursuant to a stockholder rights plan unless the rights have separated from our common stock under the terms of any such plan;

•	dividends or distributions paid exclusively in cash, including as described in clause (4) below;

•

dividends or distributions effected pursuant to a reclassification, merger, sale or conveyance where such dividend or distribution becomes “reference property” as described in “—Recapitalizations, Reclassifications and Changes of Shares of Our Common Stock” below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the record date for such distribution;

CR1 =	the conversion rate in effect immediately after such record date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution, provided that if the record date for such distribution is after the ex-dividend date for such distribution then the 10 consecutive trading-day period used to calculate SP0 shall end on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the last day of the 10 consecutive trading-day period used to calculate SP0 for such distribution.

provided that if “FMV” as set forth above is equal to or greater than “SP0 ” as set forth above, in lieu of the foregoing adjustment, adequate provision will be made so that each noteholder shall receive on the date on which the distributed property is distributed to holders of our common stock the amount of distributed property such holder would have received had such holder owned the number of shares of our common stock issuable upon conversion of their notes on the record date for such distribution; provided further that if our board of directors determines “FMV” for purposes of the foregoing adjustment by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the average of the last reported sale prices of our common stock over the ten consecutive trading-day period used to calculate SP0 for such distribution.

An adjustment made pursuant to the immediately preceding paragraph shall become effective immediately after the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references within this clause (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)	If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the record date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the record date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on (a) the trading day immediately preceding the record date for such dividend or distribution or (b) if the record date for such dividend or distribution is after the ex-dividend date for such dividend or distribution, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

The adjustment to the conversion rate under the preceding paragraph will become effective immediately after the record date for such dividend or distribution; provided that if “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision will be made so that each noteholder shall receive on the date on which the cash dividend or distribution is distributed to holders of our common stock the amount of cash such holder would have received had such holder owned the number of shares of our common stock issuable upon conversion of their notes on the record date for such cash dividend or distribution. If such dividend or distribution results in an adjustment to the conversion rate under the preceding paragraph and such dividend or distribution is not so paid or made, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under this clause (5) will occur at the open of business on the trading day next succeeding the expiration date; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

If the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination). In no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

As used in this section, “ex-dividend date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question and “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

We are permitted, to the extent permitted by law and the rules of The Nasdaq Global Select Market or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares of our common stock (or rights to acquire shares of our common stock) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States Federal Income Tax Considerations.”

To the extent that we have a stockholder rights plan in effect upon conversion of the notes into our common stock, you will receive, in addition to any shares of our common stock received in connection with such conversion, the rights under the rights plan with respect to such shares, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of our common stock, the rights described therein with respect to such shares (unless such rights or warrants have separated from the shares of our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

Except as described above in this section or in “—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change,” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted, among other things:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of ours, or assumed by us, or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the notes and otherwise (b)(1) on the conversion date for any notes or (2) on any fundamental change or make-whole fundamental change effective date, unless such adjustment has already been made.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Recapitalizations, Reclassifications and Changes of Shares of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of shares of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then from and after the effective date of the transaction, holders of the notes then outstanding will be entitled to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that you would have owned or been entitled to receive (the “reference property”) had you converted your notes into our common stock immediately prior to such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are consistent with the foregoing. If the transaction also constitutes a fundamental change, a holder can require us to purchase all or a portion of its notes as described below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Adjustments of Last Reported Sales Prices

Whenever any provision of the indenture will require us to calculate last reported sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated. Such adjustments will be effective as of the effective date of the adjustment to the conversion rate.

Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change

If a “make-whole fundamental change” (as defined below) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date, or, in the case of a make-whole fundamental change that does not also constitute a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” the 35th trading day immediately following the effective date of such make-whole fundamental change. We will notify holders and the trustee of the effective date of such make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1) or (2) of the definition of fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” below (determined after giving effect to any exceptions or exclusions to such definition, but without regard to the exception in subclause 2(a)).

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner, and at the same time, as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$4.15	$4.25	$4.50	$5.00	$5.50	$6.00	$7.00	$8.00	$10.00	$12.50	$15.00	$20.00	$30.00	$40.00
September 16, 2009	44.2587	43.2173	40.8163	36.7347	33.3952	30.6122	26.2391	22.9592	17.7469	13.4519	10.7221	7.4089	4.1752	2.6033
October 1, 2010	44.2587	43.2173	40.8163	36.7347	33.3952	30.0701	24.0055	19.9656	14.9390	11.3132	9.0307	6.2640	3.5505	2.2196
October 1, 2011	44.2587	43.2173	40.8163	34.8760	29.2912	25.1646	19.5936	16.0735	11.9097	9.0162	7.2160	5.0329	2.8787	1.8126
October 1, 2012	44.2587	43.1695	37.5493	29.1659	23.4349	19.4279	14.4284	11.5632	8.4672	6.4297	5.1701	3.6310	2.1007	1.3375
October 1, 2013	44.2587	38.8060	31.8294	21.9295	15.7650	11.9273	7.9299	6.1294	4.5045	3.4693	2.8082	1.9854	1.1629	0.7516
October 1, 2014	44.2587	38.5889	25.5170	3.2948	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case the following shall apply:

•

If the stock price is between two adjacent stock price amounts in the table or the effective date is between two adjacent effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $40.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $4.15 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed 240.9639 per $1,000 principal amount of notes, subject to adjustments in the same manner, and at the same time, as the conversion rate as set forth above under “—Conversion Rate Adjustments.”

In addition, if a holder of notes elects to convert its notes prior to the effective date of any fundamental change, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, each holder will have the right, at that holder’s option, to require us to purchase for cash any or all of that holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000 in excess thereof, provided that the portion not so purchased is in a minimum principal amount of $2,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no earlier than the 20th and not later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act accurately disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing more than 50% of the voting power of all outstanding classes of our capital stock entitled to vote generally in the election of our directors;

(2)	the consummation of any share exchange, consolidation or merger of us with or into any other person pursuant to which our common stock will be converted into cash, securities or other property, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of the consolidated assets of ours and our subsidiaries substantially as an entirety to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a)	any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person or transferee or the parent thereof immediately after giving effect to such transaction; or

(b)	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock into which the notes are then convertible pursuant to the terms of the indenture) ceases to be listed on The Nasdaq Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or the New York Stock Exchange (or any of their respective successors).

Notwithstanding the foregoing, it will not be a fundamental change and a holder will not have the right to require us to purchase any notes upon the occurrence of any transaction described in clauses (1) or (2) above if at least 90% of the consideration received or to be received by holders of our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions, the notes become convertible into such publicly traded securities and any other consideration received in connection with such transaction, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, a holder must deliver, on or before the close of business on the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice in the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must include the following information:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase, or if not certificated, the holder’s notice must comply with appropriate DTC procedures;

•

the portion of the principal amount of the holder’s notes to be purchased, which must be $1,000 or a multiple of $1,000, provided that the portion not to be purchased is in a minimum principal amount of $2,000; and

•	that the holder’s notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall include the following information:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes properly surrendered for purchase and not withdrawn on the fundamental change purchase date, subject to extension to comply with applicable law. A holder of notes that has exercised the purchase right will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on or prior to the second business day following the fundamental change purchase date, then the following shall occur:

•

the notes tendered for purchase and not withdrawn will cease to be outstanding and interest will cease to accrue on such notes on the fundamental change purchase date (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holders with respect to the notes tendered for purchase and not withdrawn will terminate on the fundamental change purchase date (other than the right to receive the fundamental change purchase price and previously accrued but unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required do the following:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change will be limited to specified transactions and may not include other events that might adversely affect our financial condition or the value of the notes. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change will include a phrase relating to the conveyance, transfer, sale, lease or disposition of the consolidated assets of ours and our subsidiaries “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price or be able to arrange for financing to pay the purchase price in connection with a tender of notes for purchase. Our ability to purchase the notes for cash may be limited by the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change. Our existing bank credit facilities contain, and our future debt may contain, restrictions on our ability to purchase the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Merger, Consolidation or Sale of Assets

The indenture provides that Photronics may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other conditions:

•

we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

•	the successor person assumes, by supplemental indenture, all obligations of Photronics under the notes and indenture.

When such person assumes Photronics’ obligations in such circumstances, subject to certain exceptions, Photronics will be discharged from all obligations under the notes and the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

This covenant includes a phrase relating to the conveyance, transfer and lease of the property and assets of Photronics “substantially as an entirety”. There is no precise, established definition of “substantially as an entirety” under applicable law. Accordingly, the ability of a holder of the notes to require us to enforce this covenant as a result of the conveyance, transfer or lease of less than all of the property and assets of Photronics may be uncertain.

An assumption by any person of Photronics’ obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in the recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

Each of the following will be an event of default under the indenture with respect to the notes:

(1)	we fail to pay the principal of any note on its stated maturity or we fail to pay the purchase price in connection with any purchase upon the occurrence of a fundamental change, when such payment becomes due and payable;

(2)	we fail to pay interest on the notes when due and such failure continues for a period of 30 days;

(3)	we fail to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for five days following the scheduled settlement date for such conversion;

(4)	we do not perform or observe any of the covenants or agreements in the indenture with respect to the notes (other than a covenant or agreement a default in whose performance is specifically dealt with in clauses (1), (2) or (3) above or (5) or (6) below) for 60 days after we receive a written notice of default;

(5)	we fail to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” when due;

(6)	we fail to provide notice of the effective date of the make-whole fundamental change as described under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” when due;

(7)	default by the Company or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X) that results in the acceleration of maturity with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed having a principal amount in excess of $10,000,000 in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created; provided, that any such event of default shall be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration;

(8)	a final judgment for the payment of $10,000,000 or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary (as defined in clause (7) above), which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

(9)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries (as defined in clause (7) above).

If an event of default has occurred and has not been cured within the applicable time period, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the entire principal amount of and accrued interest on all the notes to be immediately due and payable. This is called a declaration of acceleration of stated maturity. A declaration of acceleration of stated maturity may be rescinded by the holders of at least a majority in principal amount of the notes if certain conditions are met.

In case of certain events of bankruptcy, insolvency or reorganization, involving us or any of our significant subsidiaries, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes which will accrue at the rate of 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90 days of such period for which our failure to so comply has occurred and is continuing and at a rate of 0.50% per annum of the principal amount of the notes outstanding for each day during the period from the 91st day until the 180th day following such an event of default for which our failure to so comply has occurred and is continuing. The additional interest will be payable in arrears on each interest payment date following the occurrence of such event of default in the same manner as regular interest on the notes. On the 180th day following the event of default relating to the reporting obligations under the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, if such event of default has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay additional interest during the continuance of such an event of default, as applicable, in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest on the notes as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all record holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs and on or before the close of business on the 91st day after the date on which such event of default first occurs, as applicable. If we fail to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The trustee may withhold notice to the holders of notes of any default, except in the payment of principal, or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, the trustee is not required to take any action under the indenture at the request of any of the holders of the notes unless such holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or event of default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee fails to comply with the request within 60 days after receipt of the above notice, request and offer of indemnity; and

•	the holders of a majority in principal amount of the notes must not have given the trustee a direction inconsistent with the above notice or request.

Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date for payment or to enforce your right to convert your notes in accordance with the terms of your notes.

Holders of a majority in principal amount of the outstanding notes may waive any past defaults or events of default other than:

•	our failure to pay principal or interest on the notes;

•	our failure to pay the purchase price in connection with any purchase upon the occurrence of a fundamental change;

•	our failure to satisfy our conversion obligation with respect to any note in accordance with the indenture; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the notes.

We will furnish to the trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to the notes, or specifying any default or event of default.

Payments of principal and, to the extent lawful, interest on the notes that are not made when due will accrue interest at an annual rate equal to the then applicable interest rate from the required payment date. Such interest shall be payable on demand.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	change the stated maturity of the principal of, or interest on, your notes;

(2)	reduce the principal amount of or interest on your notes;

(3)	reduce the amount of principal payable upon acceleration of stated maturity of your notes;

(4)	reduce the purchase price payable if a fundamental change occurs;

(5)	make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your notes in accordance with the terms of the indenture;

(6)	modify the ranking of the notes in a manner adverse to the holders of the notes;

(7)	change the place or currency of payment on your notes;

(8)	impair your right to sue for payment on your notes;

(9)	reduce the percentage of holders of outstanding notes whose consent is needed to modify or amend the applicable indenture;

(10)	reduce the percentage of holders of outstanding notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture; or

(11)	modify any other aspect of the provisions of the indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your notes.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein and in the notes contained;

(2)	add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power herein conferred upon the Company;

(3)	add any additional events of default for the benefit of the holders of the notes;

(4)	cure any ambiguity or correct any inconsistent or otherwise defective provision contained in the indenture, so long as such action will not materially adversely affect the interests of holders;

(5)	add guarantees with respect to the notes;

(6)	secure the notes;

(7)	increase the conversion rate in accordance with the terms of the notes;

(8)	provide for conversion rights of holders if any reclassification or change of our common stock or any consolidation, merger or sale of the consolidated assets of ours and our subsidiaries substantially as an entirety occurs or otherwise to comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

(9)	make any change that does not materially adversely affect the rights of any holder;

(10)	comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(11)	comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes; or

(12)	conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance and Discharge

The defeasance provisions of the indenture described in the accompanying prospectus under “Description of Debt Securities—Defeasance” will not apply to the notes. Instead, we may satisfy and discharge our obligations under the indenture at any time after all outstanding notes have become due and payable and any pending conversions have been completed (including delivery of all shares of our common stock or reference property, if applicable, deliverable pursuant to such conversions) by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We or our agents will be responsible for making all calculations and determinations called for under the notes or the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of common stock, accrued interest payable on the notes and the conversion rate of the notes. We or our agents will make all these calculations and determinations in good faith and, absent manifest error, our calculations will be final and binding on the holders of the notes. We or our agents will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the written request of that holder.

Reports

The indenture governing the notes will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC will be deemed to be filed with the trustee as of the time such documents are filed.

Trustee, Security Registrar, Paying Agent and Conversion Agent

The Bank of New York Mellon Trust Company, N.A., will be the trustee, security registrar, paying agent and conversion agent for the notes.

Governing Law

The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry Issuance

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Beneficial interests in the global notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this prospectus supplement. This summary applies only to a beneficial owner of notes who purchases notes in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who holds the notes or common stock received upon conversion of the notes as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•

tax consequences to beneficial owners who are dealers in securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

If a beneficial owner of notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

Prospective investors should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes in light of their particular situations and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons have authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

It is expected, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount and thus will not be issued with any original issue discount for U.S. federal income tax purposes. Accordingly, if you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with your regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may pay amounts on the notes that are in excess of the stated interest on or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize, as discussed above, unless and until any such excess payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take the position that the possibility of an excess payment is not remote, in which case the character and amount of taxable income in respect of the notes may be materially different from that described above. If we do pay amounts on the notes that are in excess of the stated interest on or principal of the notes, you should consult your own tax advisor about the tax treatment of such amounts.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, or other taxable disposition (other than a conversion as described below) of a note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, received) and your adjusted tax basis in the note. Your adjusted tax basis in the note generally will be the amount you paid to acquire it. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest on such note that has not previously been included in your taxable income, which will be treated as ordinary interest income. Any loss you recognize will be treated as a capital loss. Any capital gain or loss that you recognize will be long-term capital gain or loss if your holding period in the notes exceeds one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (which current rate is effective for tax years through 2010). The deductibility of capital losses is subject to limitations.

Conversion of the Notes

A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to common stock that is attributable to accrued interest not previously included in income. Common stock received upon conversion that is attributable to accrued interest not previously included in income will be subject to the rules described above with respect to taxation of interest. See “—Interest on the Notes” above.

A U.S. holder’s tax basis in the common stock received on conversion of a note will be the same as such holder’s adjusted tax basis in the note at the time of conversion, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a U.S. holder’s tax basis in shares of common stock considered attributable to accrued interest not previously included in income (or to cash tendered with notes converted after a record date for a particular interest payment and prior to such interest payment date) generally will equal the amount of such accrued interest (and/or cash), and the holding period for such shares shall begin on the day after the date of conversion.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or, in the case of holders of our common stock, failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “—Distributions on Common Stock” below. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Possible Effect of the Change in Conversion Consideration

In the event that we undergo a reclassification, merger, combination or sale or conveyance of substantially all our assets, as described under “Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Shares of Our Common Stock,” the conversion obligation will be adjusted so that you would be entitled to convert the notes into the type of consideration that you would have been entitled to receive upon the occurrence of such transaction had the notes been converted into our common stock immediately prior to the occurrence of such transaction, except that you will not be entitled to receive additional shares unless such notes are converted in connection with a make-whole fundamental change.

Distributions on Common Stock

We do not expect to pay cash dividends on our common stock in the foreseeable future. Distributions, if any, made with respect to our common stock that is received upon the conversion of a note, however, will constitute dividends to the extent made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates (effective for tax years through 2010) if the U.S. holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You generally will recognize capital gain or loss on the sale or other taxable disposition of common stock that is received upon the conversion of a note equal to the difference between the amount realized and your tax basis in the common stock prior to the sale or taxable disposition. Any capital gain or loss that you recognize generally will be long-term capital gain or loss if your holding period in the common stock exceeds one year. Long-term capital gain of a non-corporate U.S. holder is generally eligible for a reduced rate of tax (which current rate is effective for tax years through 2010). The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

If you are a U.S. holder of notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock received by you, unless you are a recipient, such as a corporation, that is exempt from information reporting requirements. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “—U.S. Holders”).

Interest on the Notes

If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock;

•	you are not a “controlled foreign corporation” that is related to us, actually or constructively, through sufficient stock ownership; and

•

interest on the notes is not effectively connected with a trade or business conducted by you in the United States (or, in the case of an applicable tax treaty, is not attributable to your permanent establishment in the United States).

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) to our paying agent or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent then generally will be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. withholding tax, unless: (i) you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or (ii) the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) and you meet the certification requirements described below by providing a properly executed IRS Form W-8ECI (or successor form).

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States), you will be subject to U.S. federal income tax (but not the 30% withholding tax) on that interest income on a net basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Interest on the Notes.” In addition, if you are a foreign corporation, you may also be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes

You generally will not be subject to U.S. federal income tax on any gain on the sale, exchange, redemption, conversion or other taxable disposition of a note unless:

•

the gain is effectively connected with a trade or business conducted by you in the United States (or, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period you held the note, a “United States real property holding corporation,” as defined in the Code.

We believe that we currently are not, and will not become, a United States real property holding corporation.

A conversion of a note for common stock generally will not be a taxable event.

Constructive Distributions

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive distribution. See “—U.S. Holders—Constructive Distributions” above. Any such constructive distribution received by you will be treated in the same manner as an actual distribution received by you, as discussed below under “—Distributions on Common Stock.” We intend to deduct U.S. federal withholding tax, if any, with respect to any such constructive distribution from interest payments or from other payments we make to you on your notes. If we deduct U.S. federal withholding tax from interest payments or from other payments we make to you on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Distributions on Common Stock

Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. Dividends that are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States), however, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Distributions on Common Stock.” Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate under an applicable tax treaty).

In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Stock

You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other taxable disposition of common stock unless one of the exceptions described in “—Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes” above is applicable to you.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, payments of interest on a note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding tax generally will not apply to payments to you if a properly executed IRS Form W-8BEN (or successor form) is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that the form is incorrect. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

In addition, if you are a non-U.S. holder you generally will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain financial intermediaries, if the payor receives the certification described above, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$35,000,000
Needham & Company, LLC	$5,000,000
D.A. Davidson & Co.	$5,000,000
Stifel, Nicolaus & Company, Incorporated	$5,000,000

Total	$50,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 2.325% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of $7,500,000 principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of principal amount of notes as the principal amount listed next to the underwriter’s name in the preceding table bears to the total principal amount of notes listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $57,500,000, the total underwriters’ discounts and commissions would be $2,228,125 and proceeds to us before expenses would be $55,271,875.

The estimated expenses of this offering and our concurrent offering of common stock that are payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.7 million.

We do not intend to list the notes on any national securities exchange or seek quotation of the notes on any inter-dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

We, our directors and executive officers and one other stockholder have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement under the Securities Act with respect to any of the foregoing; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the concurrent offering of our common stock;

•	the issuance or sale of common stock or the grant of options to purchase common stock by us in connection with employee benefit plans as in effect at the date of this prospectus supplement;

•	the offering of the notes or the issuance by us of any shares of common stock upon conversion of the notes;

•	the filing of a registration statement under the registration rights agreement relating to outstanding warrants to purchase our common stock issued to our bank lenders;

•	the issuance of warrants to purchase up to 750,000 shares of common stock or the common stock issuable upon exercise of the warrants in connection with a technology alliance;

•	the issuance by us of any shares of common stock upon the exercise of an option or warrant, or the conversion of a security outstanding on the date of this prospectus supplement;

•

transactions by our directors, executive officers and certain other stockholders relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•

transactions by our directors, executive officers and certain other stockholders under a trading plan in effect at the date of this prospectus supplement established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934; or

•

the transfer by our directors, executive officers and the affected stockholder of shares of common stock by gift, will or intestacy, provided the transferee agrees to be bound by such restrictions and no filing under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of shares of common stock, shall be required or voluntarily made during the restricted period.

The 90-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes or our common stock in the open market to stabilize the price of the notes or our common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of the notes. These activities may raise or maintain the market price of the notes or our common stock above independent market levels or prevent or retard a decline in the market price of the notes or our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In the ordinary course of business, the underwriters and certain of their respective affiliates have in the past, and may in the future, engage in investment banking or other transactions of a financial nature with us, including provision of certain advisory services to us and our affiliates, for which they have received customary compensation.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State an offer of notes may not be made to the public in that Member State, other than:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/7 1/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement, together with the accompanying prospectus, is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP. The validity of the shares of common stock issuable upon conversion thereof have been passed upon for us by Brenner, Saltzman and Wallman LLP, New Haven, Connecticut.

PROSPECTUS

PHOTRONICS, INC.

$100,000,000

Common Stock, Preferred Stock, Debt Securities, and Warrants

We may offer and sell, from time to time, in one or more offerings shares of our common stock, shares of our preferred stock, warrants to purchase shares of our common stock, shares of our preferred stock or debt securities. We and/or selling securityholders may offer and sell the securities separately, together or as units, in separate classes or series in amounts, at prices and on terms to be determined at the time of sale and set forth in an accompanying prospectus supplement and other offering materials.

You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our securities.

Our common stock is traded on the Nasdaq Global Market under the symbol “PLAB”.

Investing in our securities involves risks that are described in the “Risk Factors” section of this prospectus and our periodic reports filed with the Securities and Exchange Commission.

The securities may be sold directly by us or the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”. If any underwriters are involved in the sale of the securities, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Information Incorporated by Reference” before you invest in our securities.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. Neither we nor the selling stockholders have authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. These statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Forward-looking statements may be identified by words like “expect”, “anticipate”, “believe”, “plan”, “projects”, and similar expressions. All forward-looking statements involve risks and uncertainties that are difficult to predict. In particular, any statement contained in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein, in press releases, written statements or other documents filed with the Commission, or in our communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.

Factors that might affect such forward-looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for our products; competitive factors in the industries and geographic markets in which we compete; changes in federal, state and international tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); our ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including changes in the market price of our common stock; foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain additional financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions; the seasonal and cyclical nature of the semiconductor and flat panel display industries; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize our tools; our ability to receive desired yields, pricing, product mix, and market acceptance of our products; changes in technology; and our ability to obtain necessary export licenses. Any forward-looking statements should be considered in light of these factors. Accordingly, there is no assurance that our expectations will be realized. We do not assume responsibility for the accuracy and completeness of the forward-looking statements and do not assume an obligation to provide revisions to any forward-looking statements.

Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented or incorporated by reference in this document.

ABOUT PHOTRONICS, INC.

We are one of the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays (“FPDs”), and are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits and a variety of FPDs and, to a lesser extent, other types of electrical and optical components. We currently operate principally from ten manufacturing facilities; two of which are located in Europe, two in Taiwan, one each in Korea, Singapore, and China; and three in the United States, including a state-of-the-art nanofab facility (“U.S. Nanofab”) in Boise, Idaho, which commenced production during the second quarter of fiscal 2008. In January of 2009, we ceased the manufacture of photomasks at our facility in Manchester, United Kingdom.

We are a Connecticut corporation, organized in 1969. Our principal executive offices are located at 15 Secor Road, Brookfield, Connecticut 06804. Our telephone number is (203) 775-9000.

RISK FACTORS

We are dependent on the semiconductor industry which as a whole is volatile and could have a negative material impact on our business.

We sell substantially all of our photomasks to semiconductor designers, manufacturers and foundries, as well as to other high performance electronics manufacturers. We believe that the demand for photomasks depends primarily on design activity rather than sales volume from products using photomask technology. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized ICs, a reduction in design complexity, other changes in the technology or methods of manufacturing or designing semiconductors or a slowdown in the introduction of new semiconductor designs could reduce demand for photomasks even if there is increased demand for semiconductors. Further, advances in design and production methods for semiconductors and other high performance electronics could reduce the demand for photomasks. Historically, the semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. The semiconductor industry began to experience a downturn in fiscal 2008, which we believe could continue through fiscal 2009, which had an adverse impact on our operating results in fiscal 2008 and the six-month period ended May 3, 2009.

Our sales of photomasks for use in fabricating high performance electronic products such as FPDs increased in fiscal 2008 as compared to fiscal 2007, however, decreased in the six-month period ended May 3, 2009 as compared to the same six-month period in the prior year. Our results may be negatively impacted if the FPD photomask market does not grow or if we are unable to serve this market successfully. As is the case with semiconductor photomask demand, we believe that demand for photomasks for FPDs depends primarily on design activity and, to a lesser extent upon an increase in the number of production facilities used to manufacture FPDs. As a result, an increase in FPD sales will not necessarily lead to a corresponding increase in photomask sales. The technology for fabricating FPDs continues to develop in order to increase the size and improve the resolution of FPDs. A slowdown in the development of new technologies for fabricating FPDs could reduce the demand for related photomasks even if demand for FPDs increases.

We incurred net losses in the six-month period ended May 3, 2009 and fiscal 2008, and we may incur future net losses.

We incurred net losses of $20.3 million in the six-month period ended May 3, 2009 and $210.8 million in fiscal 2008. These net losses were incurred due to the global recession and related severe downturn experienced by the semiconductor industry beginning in 2008 and, in fiscal 2008, the net loss includes significant non-cash charges for impairments of goodwill and long-lived assets. We cannot provide assurance of when we will return to profitability.

Our quarterly operating results fluctuate significantly and may continue to do so in the future which could adversely impact our business.

We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the prices of our securities, particularly our common stock and securities linked to the value of our common stock. Operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, loss of significant customers, product mix, technological change, fluctuations in manufacturing yields, competition and general economic conditions. We operate in a high fixed cost environment and to the extent our revenues and asset utilization increase or decrease, operating margins will be positively or negatively impacted. Our customers generally order photomasks on an as-needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with little backlog and the rate of new orders may vary significantly from month-to-month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, in future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market prices of our common stock.

Our industry is subject to rapid technological change and we might fail to remain competitive, which could have a material adverse effect on our business and results of operations.

The photomask industry has been, and is expected to continue to be characterized by technological change and evolving industry standards. In order to remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies of increasing complexity in both traditional and emerging markets that we serve. In particular, we believe that, as semiconductor geometries continue to become smaller and FPDs become larger with improved performance, we will be required to manufacture increasingly complex photomasks. Additionally, demand for photomasks has been, and could in the future be, adversely affected by changes in methods of fabricating semiconductors and high performance electronics (that could affect the type or quantity of photomasks utilized), such as changes in semiconductor demand that favor field programmable gate arrays and other semiconductor designs that replace application-specific ICs. Additionally, increased market acceptance of alternative methods of IC designs onto semiconductor wafers, such as direct-write lithography, could reduce or eliminate the need for photomasks entirely in the production of semiconductors. Through the second quarter of fiscal 2009, direct-write lithography has not been proven to be a commercially viable alternative to photomasks, as it is considered too slow for high volume semiconductor wafer production. However, should direct-write or any other alternative methods of transferring IC designs to semiconductor wafers without the use of photomasks achieve market acceptance, our business and results of operations would be materially adversely affected. If we are unable to anticipate, respond to or utilize these or other changing technologies, due to resource, technological or other constraints, our business and results of operations could be materially adversely affected.

Further, should sales volumes decrease based upon the flow of design releases from our customers, we may have excess or underutilized production capacity that could significantly impact operating margins, or result in write-offs from asset impairments.

Our operations will continue to require substantial capital, which we may be unable to obtain.

The manufacture of photomasks requires substantial investments in high-end manufacturing capability at existing and new facilities. We expect that we will be required to continue to make substantial capital expenditures to meet the technological demands of our customers and to position us for future growth. Our capital expenditure payments for fiscal 2009 are expected to be in the range of $40 million to $50 million, of which $9 million was accrued as of May 3, 2009. Further, our credit facility has a limitation on capital expenditure payments. We cannot provide assurance that we will be able to obtain the additional capital required in connection with our operations on reasonable terms, if at all, or that any such expenditure will not have a material adverse effect on our business and results of operations.

Our agreements with Micron have several risks; should either we or Micron not comply or execute under these agreements it could significantly disrupt our business and technology activities which could have a material effect on our operations or cash flows.

On May 5, 2006, Photronics and Micron entered into a joint venture known as MP Mask. The joint venture develops and produces photomasks for leading-edge and advanced next generation semiconductors. As part of the formation of the joint venture, Micron contributed its existing photomask technology center located at its

Boise, Idaho, headquarters to MP Mask, LLC (“MP Mask”) and we invested $135.0 million in exchange for a 49.99% interest in MP Mask (to which $64.2 million of the original investment was allocated), a license for photomask technology of Micron and certain supply agreements. We invested an additional $2.6 million in 2008 and $3.5 million in 2007 in MP Mask for capital expenditure and working capital purposes, and we received two distributions from MP Mask of $5.0 million each in the six month period ended May 3, 2009 and in fiscal year 2008.

MP Mask is governed by a Board of Managers, appointed by Micron and Photronics. Since MP Mask’s inception, Micron, as a result of its majority ownership, has appointed the majority vote of the managers. The number of managers appointed by each party is subject to change as ownership interests change. Under the operating agreement relating to the MP Mask joint venture, through May 5, 2010, we may be required to make additional contributions to the joint venture up to the maximum amount defined in the operating agreement. However, should the Board of Managers determine that additional funding is required, the joint venture shall pursue its own financing. If the joint venture is unable to obtain its own financing it may request additional capital contributions from us. Should we choose not to make a requested contribution to the joint venture, our ownership interest may be reduced.

On May 19, 2009, a capital lease agreement with Micron for the U.S. Nanofab was canceled, at which time Photronics and Micron agreed to enter into a new lease agreement for the U.S. Nanofab building. Under provisions of the new lease agreement, quarterly lease payments were reduced, the lease term was extended, and ownership of the property will not transfer to us at the end of the lease term. As a result of the new lease agreement, we will initially reduce our lease obligations and the carrying value of our assets under capital leases by approximately $28 million. Including the $28 million reduction in carrying value of assets under capital leases, our total investment to date in the purchase and equipping of our U.S. Nanofab is approximately $156 million. The U.S. Nanofab began production in our second fiscal quarter of 2008.

Failure by us or Micron to comply or execute under any of these agreements, to capitalize on the use of existing technology or to further develop technology could result in a significant disruption to our business and technology activities, and could adversely affect our operations and cash flows.

We have been dependent on sales to a limited number of large customers; the loss of any of these customers or any reduction in orders from these customers could have a material adverse effect on our sales and results of operations.

Historically, we have sold a significant proportion of photomasks to a limited number of IC and FPD manufacturers. One customer, Samsung Electronics Co., Ltd., accounted for approximately 20% and 25% of our net sales in the six month period ended May 3, 2009 and in fiscal 2008, respectively. Our five largest customers, in the aggregate, accounted for 42% and 44% of net sales in the six month period ended May 3, 2009 and in fiscal 2008, respectively. The loss of a significant customer or any reduction or delay in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns, or market, economic, or competitive conditions in the semiconductor or FPD industries, could have a material adverse effect on our financial performance and business prospects. The continuing consolidation of semiconductor manufacturers and economic downturn in the semiconductor industry may increase the likelihood of losing a significant customer and have an adverse effect on our financial performance and business prospects.

We depend on a small number of suppliers for equipment and raw materials and, if our suppliers do not deliver their products to us, we may be unable to deliver our products to our customers, which could adversely affect our business and results of operations.

We rely on a limited number of photomask equipment manufacturers to develop and supply the equipment we use. These equipment manufacturers currently require lead times of up to 12 months between the order and the delivery of certain photomask imaging and inspection equipment. The failure of such manufacturers to develop or deliver such equipment on a timely basis could have a material adverse effect on our business and results of operations. Further, we rely on equipment manufacturers to develop future generations of manufacturing equipment to meet our requirements. In addition, the manufacturing equipment necessary to produce advanced photomasks could become prohibitively expensive.

We use high precision quartz photomask blanks, pellicles, and electronic grade chemicals in our manufacturing processes. There are a limited number of suppliers of these raw materials, and for production of certain high-end photomasks there is only one available supplier, and we have no long-term contract for the supply of these raw materials. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks, which could have a material adverse effect on our business and results of operations. The fluctuation of foreign currency exchange rates with respect to prices of equipment and raw materials used in manufacturing also could have a material adverse effect on our business and results of operations, although they have not been material to date.

We face risks associated with complex manufacturing processes, including the use of sophisticated equipment and manufacturing processes with complex technologies; should we be unable to effectively utilize such processes and technologies it could have a material adverse effect on our business and results of operations.

Our complex manufacturing processes require the use of expensive and technologically sophisticated equipment and materials, and are continuously modified in an effort to improve manufacturing yields and product quality. Minute impurities, defects or other difficulties in the manufacturing process can lower manufacturing yields and make products unmarketable. Moreover, manufacturing leading-edge photomasks is more complex and time consuming than manufacturing less advanced photomasks, and may lead to delays in the manufacturing of all levels of photomasks. We have, on occasion, experienced manufacturing difficulties and capacity limitations that have delayed our ability to deliver products within the time frames contracted for by our customers. We cannot provide assurance that we will not experience these or other manufacturing difficulties, or be subject to increased costs or production capacity constraints in the future, any of which could result in a loss of customers or could otherwise have a material adverse effect on our business and results of operations.

Our debt agreements limit our ability to obtain financing and obligate us to repay debt.

As of May 3, 2009, we had $122.5 million outstanding under our revolving credit facility and $27.3 million outstanding under foreign loans. On May 15, 2009, the revolving credit facility was amended to, among other provisions, reduce the overall availability, extend the maturity date, reduce the required pay down amount in fiscal 2010, change the interest rate and change the financial covenants. Further, on June 8, 2009, we entered into a mirror credit facility in the U.S. for $27.2 million, which was used to repay our outstanding foreign loans on June 12, 2009. The financial covenants include, among others, a Senior Leverage Ratio, Total Leverage Ratio, Minimum Fixed Charge Ratio and minimum quarterly EBITDA levels. Existing covenant restrictions limit our ability to obtain additional debt financing and should we be unable to meet one or more of these covenants the bank may require us to repay the outstanding balances prior to the expiration date of the agreements.

Our ability to comply with the financial and other covenants in our debt agreements may be affected by worsening economic or business conditions, or other events. Should we be unable to meet one or more of these covenants, our lenders may require us to repay our outstanding balances prior to the expiration date of the agreements. We cannot assure that additional sources of financing will be available to us to pay off our long-term borrowings to avoid default. Should we default on any of our long-term borrowings, a cross default would occur on our other long-term borrowings, unless amended or waived.

Our prior and future acquisitions may entail certain operational and financial risks.

We have made significant acquisitions throughout our history. Acquisitions have focused on increasing our manufacturing presence in Asia, including our acquisition of Photronics Semiconductor Mask Corporation

(“PSMC”), a Taiwanese photomask manufacturer, in 2000 and PKL, a Korean photomask manufacturer, in 2001 and increasing the technology base through the MP Mask joint venture between us and Micron in 2006. We may make additional acquisitions in the future. Acquisitions place significant demands on our administrative, operational and financial personnel and systems. Managing acquired operations entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management’s attention from other business concerns, managing assets in multiple geographic regions, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and these customers transition to another vendor in order to ensure a second source of supply. Furthermore, we may be required to utilize our cash reserves and/or issue new securities for future acquisitions, which could have a dilutive effect on our earnings per share.

Our cash flow from operations and current holdings of cash and investments may not be adequate for our current and long term needs.

Our liquidity is highly dependent on our ability to receive orders, as we operate in a high fixed cost environment and the timing of capital expenditures, both of which can vary significantly from period to period. Depending on conditions in the IC semiconductor and FPD market, our cash flows from operations and current holdings of cash and investments may not be adequate to meet our current and long-term needs for capital expenditures, operations and debt repayments. Historically, in certain years we have used external financing to fund these needs. Due to conditions in the credit markets, some financing instruments used by us in the past are currently not available to us. We are evaluating alternatives to increase our capital, delaying capital expenditures and evaluating further cost reduction initiatives. However, we cannot assure that additional sources of financing would be available to us on commercially favorable terms should our capital requirements exceed cash available from operations and existing cash, short-term investments and cash available under our credit facility.

We may incur unforeseen charges related to the restructuring of our UK infrastructure or, we may fail to realize projected benefits related to this restructure or any other possible future facility closures or restructures.

In January 2009, we ceased the manufacture of photomasks at our facility in Manchester, United Kingdom to lower our operating costs and increase our manufacturing efficiencies. However, we cannot assure that this action will not result in unforeseen costs, disruptions in our operations, or other negative events that could result in our failing to realize the projected benefits of this restructure.

We cannot assure that there will not be additional facility closures or other restructurings in the near or long term. Further, we cannot assure that we will not incur significant charges should there be any additional future facility closures or restructures.

We operate in a highly competitive industry; should we be unable to meet our customers requirements for product quality, timelines of delivery or technical capabilities, it could adversely affect our sales.

The photomask industry is highly competitive, and most of our customers utilize more than one photomask supplier. Our competitors include Compugraphics, Inc., Dai Nippon Printing Co., Ltd., Hoya Corporation, Taiwan Mask Corporation, Toppan Printing Co., Ltd. and Toppan Chungwha Electronics. We also compete with semiconductor manufacturers’ captive photomask manufacturing operations. We expect to face continued competition from these and other suppliers in the future. Many of our competitors have substantially greater financial, technical, sales, marketing and other resources than we do. Also, when producing smaller geometry photomasks, some of our competitors may be able to more rapidly develop, produce, and achieve higher manufacturing yields than us. We believe that consistency of product quality and timeliness of delivery, as well as price, technical capability, and service, are the principal factors considered by customers in selecting their photomask suppliers. Our inability to meet these requirements could adversely affect our sales which could have a material adverse effect on our business and results of operations. In the past, competition led to pressure to reduce prices which, we believe, contributed to the decrease in the number of independent manufacturers. This pressure to reduce prices may continue in the future. In addition, certain semiconductor manufacturers possess their own captive facilities for manufacturing photomasks, some of which market their photomask manufacturing services to outside customers as well as to their internal organizations.

Our substantial international operations are subject to additional risks.

International sales accounted for approximately 73% of our net sales for the six month period ended May 3, 2009, 77% in fiscal 2008, and 75% in fiscal 2007. We believe that maintaining significant international operations requires us to have, among other things, a local presence in the markets in which we operate. This requires a significant investment of financial, managerial, operational, and other resources. Since 1996, we have significantly expanded our operations in international markets by acquiring existing businesses in Europe, establishing manufacturing operations in Singapore, acquiring majority equity interests in photomask manufacturing operations in Korea and Taiwan and building a new manufacturing facility for FPD photomasks in Taiwan and a new photomask manufacturing facility in Shanghai, China. As the served market continues to shift to Asia, we will continue to assess our manufacturing base and may close or open new facilities to adapt to these market conditions.

Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, political and economic conditions in various countries including the outbreak of war, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and potentially adverse tax consequences. These factors may have a material adverse effect on our ability to generate sales outside the United States and, consequently, on our business and results of operations.

Changes in foreign currency exchange rates could materially adversely affect our business, results of operations, or financial condition.

Our financial statements are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. Our international operations have transactions and balances denominated in currencies other than the U.S. dollar, primarily the Korean won, New Taiwan dollar, Chinese renminbi, Japanese yen, Singapore dollar, euro and British pound. As a result of changes in foreign currency rates, we recorded an expense of $0.4 million in the six month period ended May 3, 2009 and a gain of $3.8 million in fiscal 2008. Further, as a result of the translation of foreign currency financial statements to U.S. dollars our net assets were reduced by $5.1 million during the six month period ended May 3, 2009, and by $62.2 million during fiscal 2008. In the event of significant foreign currency fluctuations, our results of operations, financial condition or cash flows may be adversely affected.

Our business depends on management and technical personnel, who are in great demand, and our inability to attract and retain qualified employees could adversely affect our business and results of operations.

Our success, in part, depends upon key managerial, engineering and technical personnel, as well as our ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon our business and results of operations. There can be no assurance that we can retain our key managerial, engineering and technical employees, or that we can attract similar additional employees in the future. We believe that we provide competitive compensation and incentive packages to our employees.

We may be unable to enforce or defend our ownership and use of proprietary technology, and the utilization of our unprotected developed technology by our competitors could adversely affect our business, results of operations and financial position.

We believe that the success of our business depends more on our proprietary technology, information and processes and know-how than on our patents or trademarks. Much of our proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. We cannot offer assurance that:

•	we will be able to adequately protect our technology;

•	our competitors will not independently develop similar technology; or

•	international intellectual property laws will adequately protect our intellectual property rights.

We may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products or processes. Any such claims or litigation, with or without merit, to enforce or protect our intellectual property rights or to defend ourselves against claimed infringement of the rights of others could result in substantial costs, diversion of resources and product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of these claims. Any of the foregoing could have a material adverse effect on our business, results of operations and financial position.

We may be unprepared for changes to environmental laws and regulations and may have liabilities arising from environmental matters.

We are subject to numerous environmental laws and regulations that impose various environmental controls on, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Changes in these laws and regulations may have a material adverse effect on our financial position and results of operations. Any failure by us to adequately comply with these laws and regulations could subject us to significant future liabilities.

In addition, these laws and regulations may impose clean-up liabilities on current and former owners and operators of real property without regard to fault and these liabilities may be joint and several with other parties. In the past, we have been involved in remediation activities relating to our properties. We believe, based upon current information, that environmental liabilities relating to these activities or other matters are not material to our financial statements. However, there can be no assurances that we will not incur any material environmental liabilities in the future.

Our production facilities could be damaged or disrupted by a natural disaster or labor strike, either of which could adversely affect our financial position, results of operations and cash flows.

Our facilities in Taiwan are located in a seismically active area. In addition, a major catastrophe such as an earthquake or other natural disaster, labor strikes, or work stoppage at any of our manufacturing facilities could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of our products and the loss of sales and customers, which could have a material adverse effect on our financial position, results of operations and cash flows.

Our sales continue to be impacted by the global recession, and the health and stability of the general economy, which could adversely affect our operations and cash flows.

The global recession and other unfavorable changes in general economic conditions in the U.S. or international locations in which we do business, may reduce the demand for photomasks. For example, an economic downturn may lead to a decrease in demand for end products whose manufacturing process involves the use of photomasks. This may result in a reduction in new product design and development by semiconductor manufacturers, which could adversely affect our operations and cash flows.

Changes in our credit rating could adversely affect our financial position.

Our credit rating could be materially influenced by acquisitions, dispositions, other investment decisions, and the results of our operations in the near-term. Should our credit rating be downgraded, our cost and ability to raise needed working and investment capital could adversely affect our results of operations and cash flows.

Additional taxes could adversely affect our financial results.

Our tax filings are subjected to audit by tax authorities in the various jurisdictions in which it does business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or through the courts. Currently, we believe there are no outstanding assessments whose resolution would result in a material adverse financial result. However, we cannot offer assurances that unasserted or potential future assessments would not have a material adverse effect on our financial condition or results of operations.

Our business could be adversely impacted by global or regional catastrophic events.

Our business could be adversely affected by terrorist acts, major natural disasters; or widespread outbreaks of infectious diseases, the outbreak or escalation of wars, especially in the Asian region where we generate a significant portion of our international sales. Such events in the geographic regions in which we do business, including political tensions within the Korean peninsula where a major portion of our foreign operations are located, could have material adverse impacts on our sales volume, cost of raw materials, earnings, cash flows and financial condition.

The fair value of warrants issued on our common stock is subject to fluctuating with the market price of our common stock, and may have a material adverse effect on our results of operations.

On May 15, 2009, in connection with the most recent amendment to our credit facility, we issued 2.1 million warrants to purchase our common stock. The warrants are indexed to and potentially settled in our common stock and, it was determined, that they are to be recorded as a liability during the three months ending August 2, 2009 and to be subsequently reported at fair value. The warrants are each exercisable for one share of common stock and have an exercise price of $0.01. Therefore, changes in the market price of our common stock could result in a significant change in the fair value of the warrants, as charged or credited to other income (expense) in our statements of operations. Changes in the market price of our common stock may have a material adverse effect on our results of operations on a non-cash basis.

Warrants issued by us include a put provision, giving the holders the option to sell the warrants to us at approximately the market price of our common stock, which may have a material adverse effect on our cash flow.

The warrants discussed above include a put provision which may be exercised from May 15, 2012 through the expiration of the warrants on May 15, 2014. The put provision is only exercisable if our common stock is not traded on a national exchange or if our credit facility, which matures on January 31, 2011, has not been paid in full by another financing facility (new credit facility, debt and/or an equity securities, or capital contributions). The purchase of a significant amount of our common stock by us may have a material adverse effect on our cash flows.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement or pricing supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for general corporate purposes, which may include, among other things, funding acquisitions or reducing or refinancing indebtedness. We will not receive any proceeds from any selling securityholder’s sale of our securities registered hereunder.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal year ended October 31, 2004	Fiscal year ended October 30, 2005	Fiscal year ended October 29, 2006	Fiscal year ended October 28, 2007	Fiscal year ended November 2, 2008	Six months ended May 3, 2009
Ratio of earnings to fixed charges (1)	3.7x	5.7x	4.5x	4.4x	—	—

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings generally consist of the sum of our income from continuing operations before income taxes and minority interest in consolidated subsidiaries and income of equity method investees, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of capitalized expenses relating to indebtedness, and rent expense, representative of interest. Earnings before fixed charges were insufficient to cover fixed charges by $212.8 million for the fiscal year ended November 2, 2008 and by $19.0 million for the six-months ended May 3, 2009.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture, which we will enter into with a trustee. When we refer to the “applicable indenture” or “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as supplemented by the supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. If we refer to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

For the purposes of this section, Photronics, “we”, “us” and “our” refer solely to Photronics, Inc. and not to any of its subsidiaries.

General

The debt securities offered hereby will be unsecured obligations of Photronics. The debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the “senior debt securities” or our subordinated unsecured obligations issued in one or more series and referred to herein as the “subordinated debt securities”. The supplement to the indenture applicable to your debt securities will specify whether senior debt securities or subordinated debt securities are being offered by us, and the particular terms thereof, and the applicable prospectus supplement will describe the terms of the debt securities being offered. The senior debt securities will rank equal in right of payment to all other unsecured and unsubordinated indebtedness of Photronics. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and the senior indebtedness of Photronics, as described below under “Subordination.”

The terms of our credit facility limit the amount of indebtedness we can incur.

You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture and may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities of Photronics;

•	the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

•	whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

•	the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments;

•	whether the debt securities are redeemable at our option;

•	whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

•

the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	if other than U.S. dollars, the currency or currencies of the debt securities;

•

whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the denominations in which the offered debt securities will be issued;

•	any changes or additions to the provisions of the applicable indenture described under “defeasance” that will be applicable to the debt securities;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus;

•	in the case of subordinated debt securities, any terms modifying the subordination provisions;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange;

•	the place or places, if any, other than or in addition to The City of New York, for payment, transfer, conversion and/or exchange of the debt securities; and

•	any other terms specific to the series of debt securities offered.

Unless we indicate differently in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.

Redemption

If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption period (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or the method of calculating the same);

•	the conversion or exchange period (or the method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless we indicate differently in the applicable prospectus supplement, the debt securities, if issued in registered form, will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Bearer Form

We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

•

if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “—Special Situations When a Global Security Will Be Terminated.”

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Holders of Registered Debt Securities” above.

•

An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

•

DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under “—Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “—Global Securities” above.

Payments on Certificated Securities

We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

What Is an Event of Default?

Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:

•	We fail to pay the principal of, or premium, if any, on, the debt security on its due date, whether or not payment is prohibited by the subordination provisions of the indenture.

•	We fail to pay interest on the debt security when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date, whether or not payment is prohibited by the subordination provisions.

•	We do not perform or observe any of the covenants with respect to the debt securities for 60 days after we receive a written notice of default.

•	Certain events involving our bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of, premium, if any, and accrued interest on all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met.

The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium, if any, or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee fails to comply with the request within 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, and how to declare or rescind an acceleration of maturity on their debt securities.

With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger and Sale of Assets by Photronics

The indenture provides that Photronics may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other conditions:

•	Photronics is the surviving person, or the resulting, surviving or transferee person, if other than Photronics, is organized and existing under the laws of the United States; and

•	the successor person assumes all obligations of Photronics under the debt securities and the indenture.

When such a person assumes Photronics’ obligations in such circumstances, subject to certain exceptions, Photronics shall be discharged from all obligations under the notes and the indenture.

Modification or Waiver

There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of, premium, if any, or interest or any additional amounts on, your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•

make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the applicable indenture;

•	change the place or currency of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	if your debt securities are subordinated debt securities, modify the subordination provisions in the applicable indenture in a manner that is adverse to you;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

•

reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

•

modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

Changes Not Requiring Approval

There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not materially adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval

Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

•	If the change materially adversely affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•

If the change materially adversely affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

•

Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

In each case, the required approval must be given in writing.

Further Details Concerning Voting

When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

•

For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

•

For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the principal face amount of such security at original issuance, unless there is a formula described in the prospectus supplement relating to such debt securities.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee’s records as holders of the debt securities of the relevant series on such record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek their approval to change or waive the provisions of an applicable indenture or of their debt securities.

Defeasance

We may elect either:

•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•

to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to convert your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).

Covenant Defeasance

In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

Subject to the provisions of the applicable indenture, to accomplish covenant defeasance with respect to the debt securities offered:

•

We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•

The covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound.

•

No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•

We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•

We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the applicable indenture.

•

We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the applicable indenture, had been complied with.

If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance

If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:

•

We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•

The defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound.

•

No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•

We must deliver to the trustee of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•

We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the applicable indenture.

•

We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the applicable indenture, had been complied with.

Subordination

Payment on the debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. To the extent that we issue subordinated debt securities, such debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon (i) any acceleration of the principal due on our subordinated debt securities or (ii) payment or distribution of our assets to creditors upon dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, and interest or other amounts due on all senior indebtedness must be paid in full before the holders of our subordinated debt securities are entitled to receive any payment.

We may not make any payment on our subordinated debt securities if there has occurred (a) (i) a default in the payment of principal, premium, if any, or interest on (including a default under any repurchase or redemption obligation with respect to) any senior indebtedness beyond any applicable grace period, (ii) any other event of default with respect to any senior indebtedness, permitting the holders thereof to accelerate the maturity thereof, and such event of default has not been cured or waived or ceased to exist after written notice of such event of default had been given to us and the trustee by any holder of senior indebtedness or (b) a judicial proceeding pending with respect to any such default in payment or event of default.

In the event that, notwithstanding the foregoing, we make any payment to the trustee or any holder of our subordinated debt securities prohibited by the foregoing provisions and this fact has been made actually known, at or prior to the time of payment, to the trustee or the holder, as the case may be, such payment must be paid over forthwith to us or our trustee in bankruptcy, as the case may be.

We may resume payments and distribution on our subordinated debt securities upon the date which such default is cured or waived or ceases to exist, unless there is a judicial proceeding pending with respect to any default in payment or event of default.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of our subordinated debt securities may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The term “senior indebtedness” is defined in the indenture for the subordinated debt securities to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed: (a) our indebtedness to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations, (b) all of our other indebtedness (including indebtedness of others guaranteed by us), which is (i) for money borrowed or (ii) evidenced by a note, security, debenture, bond or similar instrument, (c) our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) our obligations under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements, (e) our obligations issued or assumed as the deferred purchase price of property, (f) our obligations for the reimbursement of letters of credit to the extent such obligations are senior indebtedness under clauses (a) through (c) of this paragraph, and (g) renewals, extensions, amendments, modifications, restatements and refundings of, or any indebtedness or obligation issued in exchange for any such indebtedness or obligation described in clauses (a) through (f) of this paragraph; provided, however, that senior indebtedness does not include any such indebtedness or obligation if the terms of such indebtedness or obligation (or terms of the instrument under which, or pursuant to which, it is issued) expressly provide that such indebtedness or obligation is not senior in right of payment to the debt securities offered hereby, or expressly provide that such indebtedness or obligation is pari passu with or junior to the debt securities offered hereby.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Information Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following are brief summaries of certain material provisions of our certificate of incorporation, as amended, and by-laws. These summaries do not purport to be complete, and are subject to and are qualified in their entirety by reference to our certificate of incorporation, as amended, and bylaws, which are filed as exhibits to our annual report on Form 10-K for the fiscal year ended November 2, 2008 (File No. 000-15451), which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 2,000,000 shares of preferred stock, $.01 par value, of which no shares are issued and outstanding, and 150,000,000 shares of common stock, $.01 par value per share, of which 42,003,593 shares were issued and outstanding as of June 1, 2009.

Common Stock

The holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. At a meeting of shareholders at which a quorum is present, a majority of the voting power of the shares represented decides all questions, unless the matter is one upon which, by express provision of the certificate of incorporation, as amended, the by-laws or statute, a different vote is required. A plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect the members of the Board of Directors.

The holders of common stock have no preemptive rights, nor are there any redemption rights provisions with respect to common stock. The shares offered by us, when issued and paid for, will be fully paid and nonassessable and not subject to further call or assessment by us.

The holders of common stock are entitled to such dividends, if any, as may be declared by our board of directors in its discretion out of funds legally available for that purpose, subject to the payment of dividends on preferred stock, if any, then outstanding. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the priority of preferred stock, if any, then outstanding.

At June 1, 2009, we had reserved 5,470,348 shares of common stock for issuance under our stock option plans and 2,087, 878 shares of common stock issuable pursuant to a Warrant Agreement dated as of May 15, 2009.

Preferred Stock

Our board of directors has the authority by resolution to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. For example, our board of directors is authorized to issue a series of preferred stock that would have the right to vote separately or with any other series of preferred stock on any proposed amendment to our certificate of incorporation, as amended, or any other proposed corporate action including business combinations and other transactions. However, our board of directors currently does not contemplate the issuance of any preferred stock.

Certain Effects of Authorized but Unissued Stock

At June 1, 2009, there were 107,996,407 shares of common stock that were available for issuance and 2,000,000 shares of unissued and undesignated preferred stock. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock and undesignated preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Our board of directors can issue the preferred stock without shareholder approval, and with voting and conversion rights that could adversely affect the voting rights of the common shareholders.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar & Transfer Company, Cranford, New Jersey.

Listing

Our common stock is quoted on The Nasdaq Global Market under the symbol “PLAB.”

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following summarizes the terms of debt warrants we may issue. We will issue the debt warrants under a debt warrant agreement that we will enter into with a bank or trust company, as debt warrant agent, that we select at the time of issue.

Determination of Terms

We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any debt securities we offer by any prospectus supplement. The prospectus supplement will describe the particular terms of the debt warrants it covers. These terms may include:

•	the price at which the debt warrants will be issued;

•	the currency or composite currency for which the debt warrants may be purchased;

•	the designation, aggregate principal amount, currency or composite currency and terms of the debt securities which may be purchased upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each of such debt securities;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which and the currency or composite currency in which such principal amount of debt securities may be purchased upon such exercise;

•

the date on which the right to exercise the debt warrants will commence and the date on which the right will expire and, if the debt warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable;

•	whether the debt warrant certificates representing the debt warrants will be in registered form or bearer form, or both;

•	any applicable Federal income tax consequences;

•	the identity of the debt warrant agent for the debt warrants; and

•	any other terms of the debt warrants which will not conflict with the debt warrant agreement.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON OR PREFERRED STOCK

The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General Terms

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the particular terms of the stock warrants it covers. These terms may include:

•	the offering price, if any;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	if applicable, the designation and terms of the preferred stock purchased upon exercise of the preferred stock warrants;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	certain United States federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the anti-dilution provisions of the stock warrants.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and non-assessable.

Exercise of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights As Shareholders

Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as holders of common stock or preferred stock with respect to any meeting of such holders, or to exercise any rights whatsoever as holders of our common stock or preferred stock.

SELLING STOCKHOLDERS

In connection with an amendment entered into on May 15, 2009 of our Credit Agreement dated as of June 6, 2007, by and among us, as borrower, JPMorgan Chase Bank, National Association, RBS Citizens, National Association, HSBC Bank USA, National Association, Citibank, N.A., Bank of America, N.A., UBS Loan Finance LLC, and JP Morgan Chase Bank, N.A., as administrative and collateral agent (collectively referred to as the “bank lenders”), we issued warrants to purchase an aggregate of 2,087,878 shares of our common stock pursuant to a Warrant Agreement dated as of May 15, 2009 among us and the bank lenders (the “Warrant Agreement”). We also entered into a Registration Rights Agreement dated as of May 15, 2009 with the bank lenders, pursuant to which we agreed to register under the Securities Act, the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable for a period of 5 years and expire May 15, 2014. Forty percent of the warrants can be exercised as of May 15, and three additional twenty percent increments can be exercised after October 31, 2009, April 30, 2010 and October 31, 2010. The Warrant Agreement also allows for clawback of up to sixty percent of the warrants if we pay down debt beyond the step-down provisions in the Credit Agreement. The Warrant Agreement also contains restrictive put provisions after May 15, 2012 and calls provisions after May 15, 2013.

The selling stockholders are lenders under our credit agreement and affiliates of certain of the selling stockholders may have in the past and from time to time in the future provide other financial services to us in the future.

The following table sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by the selling stockholders as of May 15, 2009 that may from time to time be offered or sold pursuant to this prospectus. Unless otherwise indicated, we deem warrants that are exercisable within 60 days of May 15, 2009, to be outstanding and beneficially owned by the person holding the warrants for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. Because the selling stockholders may offer all or only some portion or none of their warrant shares and we do not know whether more than 835,151 of the warrants will become exercisable, we cannot estimate the amount or percentage of common stock that the selling stockholders will hold upon termination of the offering.

Name and Address	Number of Shares		Percentage of Class (7)	Maximum Number of Shares to be Sold Hereunder
JPMorgan Chase Bank, National Association	188,164	(1)	0.45%	188,164	(1)
RBS Citizens, National Association	122,534	(2)	0.29%	122,534	(2)
HSBC Bank USA, National Association	177,025	(3)	0.42%	177,025	(3)
Citibank, N.A.	162,574	(4)	0.39%	162,574	(4)
Bank of America, N.A.	118,017	(5)	0.28%	118,017	(5)
UBS Loan Finance LLC	66,837	(6)	0.16%	66,837	(6)

(1)	Does not include 282,247 shares issuable pursuant to warrants that are not currently exercisable.
(2)	Does not include 183,801 shares issuable pursuant to warrants that are not currently exercisable.
(3)	Does not include 264,537 shares issuable pursuant to warrants that are not currently exercisable.
(4)	Does not include 243,862 shares issuable pursuant to warrants that are not currently exercisable.
(5)	Does not include 177,025 shares issuable pursuant to warrants that are not currently exercisable.
(6)	Does not include 100,256 shares issuable pursuant to warrants that are not currently exercisable.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents or through a combination of any of these methods of sale. Our common shares or preferred shares may be issued upon conversion of our debt securities or in exchange for our debt securities. The securities that we distribute by any of these methods may be sold to the public, in one or more transactions, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws. Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the applicable securities laws.

Unless otherwise indicated in the applicable prospectus supplement, any securities issued under this prospectus, other than our common stock, will be new issues of securities with no established trading market. Any underwriters or agents to or through whom the securities are sold by us for public offering and sale may make a market in the securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We do not know how liquid the trading market for any of our securities will be.

In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make in that respect.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business for which they may receive customary fees and expenses.

VALIDITY OF THE SECURITIES

The validity of any debt securities and warrants issued hereunder will be passed upon for our company and by Shearman & Sterling LLP, New York, New York and the validity of the common stock and preferred stock will be passed upon by Richelle E. Burr, Vice President and Associate General Counsel of Photronics. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. Our common stock is quoted on the Nasdaq Global Market under the symbol “PLAB” and our SEC filings can also be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to incorporate by reference into this document the information we filed with the SEC. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

We incorporate by reference the documents listed below:

1. Our Annual Report on Form 10-K filed with the SEC on January 16, 2009 for the fiscal year ended November 2, 2008;

2. Our Quarterly Report on Form 10-Q filed with the SEC on March 12, 2009 for the quarter ended February 1, 2009;

3. Our Quarterly Report on Form 10-Q filed with the SEC on June 11, 2009 for the quarter ended May 3, 2009;

4. Our current reports on Form 8-K filed with the SEC on May 21, 2009 and May 26, 2009 (not including information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein);

5. Our Definitive Proxy Statement on Schedule 14A filed in connection with our 2009 Meeting of Shareholders; and

6. The description of our common stock contained in Form S-8 filed with the SEC on June 18, 2008 (File No. 333-151763) and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K and other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the date of this propectus and prior to the termination of the offering made hereby. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or superseded the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.photronics.com. The contents of our website are not incorporated by reference into this prospectus. You also may request a copy of these filings (excluding exhibits unless specifically incorporated into those documents), at no cost, by writing or telephoning our Vice President of Marketing and Corporate Communications at the following address:

Photronics, Inc,

Vice President, Marketing and

Corporate Communications

15 Secor Road

Brookfield, CT 06804